Exhibit 4.3

DEVRY EDUCATION GROUP
SUCCESS SHARING RETIREMENT PLAN

As amended and restated effective January 1, 2014

DEVRY EDUCATION GROUP
SUCCESS SHARING RETIREMENT PLAN

As amended and restated effective January 1, 2014

PREAMBLE

DeVry Education Group Inc. hereby amends and restates the DeVry Education Group Success Sharing Retirement Plan, (the “Plan”), generally effective January 1, 2014.  The Plan was originally established effective June 30, 1979.  The Plan is maintained for the exclusive benefit of eligible employees and their beneficiaries.  The Plan as amended is intended to (1) constitute a qualified profit sharing plan, as described in Section 401(a) of the Internal Revenue Code of 1986, as amended (the “Code”) which includes a qualified cash or deferred arrangement described in Section 401(k) of the Code, (2) a 404(c) plan (within the meaning of Section 404(c) of the Employee Retirement Income Security Act of 1974, as amended) and (3) an “eligible individual account plan” (within the meaning of Section 407(d) of the Employee Retirement Income Security Act of 1974, as amended).  Before August 12, 2013, the Plan was known as the DeVry Inc. Success Sharing Retirement Plan, and before January 1, 2010, the Plan was known as the DeVry Inc. Profit Sharing Retirement Plan.

ARTICLE 1

DEFINITIONS

1.01           “Accounts” means the Tax-Deferred Account, the Roth Account, the Old Matching Account, the New Matching Account, the Rollover Account, the Success Sharing Account, and any other account or subaccount(s) deemed appropriate for the Plan’s ongoing administration.

1.02           “Affiliated Employer” means any company which is a member of a controlled group of corporations (as defined in Section 414(b) of the Code) which also includes as a member the Company; any trade or business under common control (as defined in Section 414(c) of the Code) with the Company; any organization (whether or not incorporated) which is a member of an affiliated service group (as defined in Section 414(m) of the Code) which includes the Company; and any other entity required to be aggregated with the Company pursuant to regulations under Section 414(o) of the Code. Notwithstanding the foregoing, for purposes of Section 3.07, the definitions in Sections 414(b) and (c) of the Code shall be modified by substituting the phrase “more than 50 percent” for the phrase “at least 80 percent” each place it appears in Section 1563(a)(1) of the Code.

1.03           “Annual Dollar Limit” means the dollar limitation imposed by Section 401(a)(17) of the Code, as adjusted from time to time for cost of living.

1.04           “Approved Absence” means a period not in excess of one year during which an Employee is absent from work without compensation, but with the approval of or as required by the Employer, in accordance with rules and regulations adopted by it on a nondiscriminatory basis, provided that the Employee returns to work for an Employer within ten days after notice from such Employer; and any period of total disability within the meaning of the Employer’s long term disability plan.  Time spent while serving with the Armed Forces of the United States or, during any war or other national emergency, with the armed forces of any power allied with the United States, and time spent in the service of the United States Government or any agency thereof in a civilian capacity during any war or national emergency or, if approved by the Employer on the basis of its uniform and nondiscriminatory policy, in a position not covered by the Civil Service system, shall also be considered an Approved Absence, even if for a duration of more than one year, provided that the Employee left the employment of the Employer directly to enter such Armed Forces or civilian service and returned to the employment of the Employer (i) within 90 days after discharge from such Armed Forces or termination of such civilian service, or (ii) within such longer period, if any, during which he or she retains reemployment rights pursuant to Federal law.  Service before, during and after any Approved Absence shall be regarded as continuous.

1.05           “Beneficiary” means any person, persons, or entity designated by a Participant to receive any benefits payable in the event of the Participant’s death. However, a married Participant’s Spouse shall be his or her Beneficiary unless or until he or she elects another Beneficiary with Spousal Consent.  If no Beneficiary designation is in effect at the Participant’s death or if no person, persons, or entity so designated survives the Participant, the Participant’s surviving Spouse, if any shall be deemed to be the Beneficiary; otherwise the Beneficiary shall be the personal representative of the estate of the Participant. In determining whether any person named as a Beneficiary is living at the time of a Participant’s death, if such person and the Participant died in a common disaster and there is insufficient evidence to determine which person died first, then it shall be deemed that the Beneficiary died first.

1.06           “Break in Service” means any Plan Year during which a person is credited with less than 501 Hours of Service except that no person shall incur a Break in Service solely by reason of temporary absence from work not exceeding 12 months resulting from illness, layoff, or other cause if authorized as an Approved Absence by an Employer or an Affiliated Employer pursuant to its uniform leave policy, if his or her employment shall not otherwise be terminated during the period of such absence.

1.07           “Catch-Up Contributions” means additional Participant Contributions made by a Participant who is age 50 or older by the close of any Plan Year in accordance with Section 3.01(b).

1.08            “Code” means the Internal Revenue Code of 1986, as interpreted and applied by regulations and rulings issued pursuant thereto, all as amended from time to time.

1.09           “Company” means DeVry Education Group Inc. or any successor thereto by consolidation, merger, transfer of assets or otherwise that agrees to and does assume the obligations of the Company under the Plan.

1.10           “Compensation” means the wages as defined in Code Section 3401(a), determined without regard to any rules that limit compensation included in wages based on the nature or location of the employment or services performed, and all other payments made to him or her for such period for services as an Employee for which his or her Employer is required to furnish the Participant a written statement under Code Sections 6041(d), 6051(a)(3), and 6052 (commonly referred to as W-2 earnings).  In addition to the foregoing, Compensation includes any amount that would have been included in the foregoing description, but for the Participant’s election to defer payment of such amount under Code Section 125, 402(c)(3), 402(b)(1)(B), 403(b), or 457(b) and certain contributions described in Code Section 414(1)(2) that are picked up by the employing unit and treated as employer contributions.  Effective for Plan Years beginning on and after January 1, 2001, Compensation shall also include any amount that is not included in the Participant’s taxable gross income pursuant to Code Section 132(f).  To the extent required under Section 414(u) of the Code or directed by the Plan Administrator in a uniform and nondiscriminatory manner, Compensation shall include payments, including, but not limited to, differential wage payments as defined in Section 3401(h)(2) of the Code, to an individual who does not currently perform services for the Employer by reason of qualified military service (as defined in Section 414(u) of the Code) to the extent those payments do not exceed the amounts the individual would have received if the individual had continued to perform services for the Employer rather than entering qualified military service.

Compensation, however, includes only amounts paid to a Participant prior to severance from employment, except as provided below.  Compensation includes amounts paid on services after severance from employment, provided such payments (a) are made within 2-1/2 months after severance from employment (or by the end of the Plan Year in which the severance from employment occurred, if later), and (b) would have been paid to the Participant before severance from employment if the Participant had continued in employment.

Notwithstanding the foregoing, Compensation, for purposes of determining Participant Contributions, Matching Contributions, Success Sharing Contributions, and allocations of forfeitures, shall not include the following:

●	grants of any qualified or non-qualified stock option

●	amounts reported as taxable income as a result of the exercise of any non-qualified stock option

●	deferred compensation payments

●	severance payments

●	in lieu of notice payments

●	non-qualified moving and relocation expenses - that is, moving and relocation expenses in excess of those that are deductible by the Employee under Code Section 217

●	car allowance and personal mileage

●	taxable fringe benefits (including but not limited to, Educational Assistance, Tuition Vouchers, Merchandise Awards (non-cash prizes), Medical Other, Life Insurance Other and Financial Planning)

Further, in no event, shall the Compensation of a Participant taken into account under the Plan for any Plan Year exceed $150,000 (subject to adjustment annually as provided in Code Sections 401(a)(17)(B) and 415(d)).  If the Compensation of a Participant is determined over a period of time that contains fewer than 12 calendar months, then the annual compensation limitation described above shall be adjusted with respect to that Participant by multiplying the annual compensation limitation in effect for the Plan Year by the following fraction:

Number of months in the period 12

No proration is required for a Participant who is covered under the Plan for less than one full Plan Year if the formula for allocations is based on Compensation for a period of at least 12 months.

1.11           “Contribution Percentage” means, with respect to a specified group of Participants, the average of the ratios, calculated separately for each Participant in that group, of (a) his or her Matching Contributions for that Plan Year (excluding any Matching Contributions forfeited) to (b) his or her Statutory Compensation for that entire Plan Year; provided that, upon the direction of the Plan Administrator, Statutory Compensation for a Plan Year shall only be counted if received during the period a Participant is an Eligible Employee and Participant. The Contribution Percentage for each group and the ratio determined for each Participant in the group shall be calculated to the nearest one one-hundredth of one percent.

1.12           “Deferral Percentage” means, with respect to a specified group of Participants, the average of the ratios, calculated separately for each Participant in that group, of (a) the amount of Participant Contributions made pursuant to Section 3.01 for a Plan Year to (b) the Participant’s Statutory Compensation for that entire Plan Year, provided that upon the direction of the Plan Administrator, Statutory Compensation for a Plan Year shall only be counted if received during the period a Participant is an Eligible Employee and a Participant. The Deferral Percentage for each group and the ratio determined for each Participant in the group shall be calculated to the nearest one one-hundredth of one percent.

1.13           “Direct Rollover” means an Eligible Rollover Distribution that is paid by the Plan for the benefit of a Distributee to an Eligible Retirement Plan specified by the Distributee, or an Eligible Rollover Distribution that is received by the Plan in accordance with the provisions set forth in Section 3.04.

1.14           “Disability”means the Participant has been determined to be disabled under the DeVry short-term or long-term disability program, and is receiving disability benefits under such program.

1.15           “Distributee” means a Participant, Terminated Participant, Beneficiary (if the surviving Spouse of the Participant, or, if not the surviving Spouse of the Participant, such non-Spouse Beneficiary, but only with respect to a distribution that is paid by the Plan for the benefit of a non-Spouse Beneficiary: (a) to an individual retirement account described in Section 408(a) of the Code or (b) to an individual retirement annuity described in Section 408(b) of the Code that is treated as an inherited account under Section 402(c)(11) of the Code) or an alternate payee under a qualified domestic relations order who receives a distribution from an Eligible Retirement Plan.

1.16           “Effective Date” means January 1, 2014.  Except as may be required by ERISA or the Code or as otherwise specifically provided herein, the benefits and rights of a Participant who is not credited with an Hour of Service after January 1, 2014, shall be governed by the terms of the Plan as in effect on the date he or she became a Terminated Participant.

1.17           “Eligible Dependent(s)” means the Spouse and each unmarried child or stepchild of any Participant or any other relative or household member whom the Participant may claim as a dependent for federal income tax purposes pursuant to Section 152 of the Code for the Plan Year.

1.18           “Eligible Employee” means an Employee of an Employer who is a U.S. Employee or classified as a U.S. expatriate on the Employer’s records, but excludes (a) any Leased Employee, (b) any person who is included in a unit of Employees covered by a collective bargaining agreement that does not provide for the participation of such Employees in the Plan, (c) any person on the payroll of a third party with whom the Employer has contracted for the provision of that person’s services, (d) any person who is not on the Payroll of an Affiliated Employer and who, at any time for any reason, is deemed to be an Employee, (e) any person who is subject to a written agreement that provides that such individual shall not be eligible to participate in the Plan, and (f) any person who is classified by the Employer as a seasonal/co-op Employee, or a student Employee.

In addition to the exclusions set forth in the first paragraph of this Section, any person who provides services to the Employer pursuant to an arrangement with the Employer that provides that he or she is an independent contractor and not an Employee shall be excluded from the definition of Eligible Employee and shall not be eligible to participate in the Plan during the period such written contract is in effect regardless of such person’s reclassification as an Employee for such period by a court of law or the Internal Revenue Service for tax withholding purposes. If, during any period, an Employer has not treated an individual as an Employee and, for that reason, has not withheld employment taxes with respect to that individual, then that individual shall not be an Eligible Employee for that period, even in the event that the individual is determined, retroactively, to have been an Employee during all or any portion of that period.

1.19           “Eligible Retirement Plan” means any of the following that accepts Eligible Rollover Distributions: (a) an individual retirement account described in Section 408(a) of the Code; (b) an individual retirement annuity described in Section 408(b) of the Code; (c) a Roth IRA described in Section 408A of the Code; (d) an annuity plan or contract described in Sections 403(a) or (b) of the Code; (e) a qualified trust described in Section 401(a) of the Code that accepts Eligible Rollover Distributions; or (f) an eligible deferred compensation plan described in Section 457(b) of the Code that is maintained by an eligible employer described in Section 457(e)(1)(A) of the Code. Notwithstanding the foregoing, an Eligible Retirement Plan with respect to a non-Spouse Beneficiary shall be limited to the arrangements described in (a), (b) and (c) above, provided they are treated as inherited accounts under Section 402(c)(11) of the Code.

1.20           “Eligible Rollover Distribution” means any distribution of all or any portion of the balance to the credit of the Distributee, except that an Eligible Rollover Distribution does not include: (a) any distribution that is one of a series of substantially equal periodic payments (not less frequently than annually) made for the life (or life expectancy) of the Distributee or the joint lives (or joint life expectancies) of the Distributee and the Distributee’s designated Beneficiary, or for a specified period of ten (10) years or more; (b) any distribution to the extent such distribution is required under Section 401(a)(9) of the Code; (c) a distribution described in Section 1.402(c)-2 Q&A-4 of the Treasury Regulations; and (d) a distribution made on account of hardship. Notwithstanding the foregoing, however, the provisions set forth in this Section shall not apply to a distribution to the extent that Section 402(c)(2) of the Code is applicable.

1.21           “Employee” means any person employed by an Employer or an Affiliated Employer and who is compensated through that Employer’s (or Affiliated Employer’s) Payroll, or any Leased Employee.

1.22           “Employer” means the Company and any other company participating in the Plan as provided in Section 13.03 with respect to its employees.

1.23           “Employment Commencement Date” means the first date on which an Employee completes an Hour of Service or, in the case of a Participant who has incurred a Break in Service and/or Period of Severance, the date after such Break in Service and/or Period of Severance on which an Employee first completes an Hour of Service.

1.24           “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

1.25           “Fiscal Year” means the Company’s fiscal year, which commences July 1 and ends June 30.

1.26           “Highly Compensated Employee” A “Highly Compensated Employee” means any Employee or former Employee who is a “highly compensated active employee” or a “highly compensated former employee” as defined hereunder.

A “highly compensated active employee” includes any Employee who performs services for an Employer or any Affiliated Employer during the Plan Year and who (i) was a five percent owner at any time during the Plan Year or the “look back year” or (ii) received Statutory Compensation from the Employers and Affiliated Employers during the “look back year” in excess of $80,000 (subject to adjustment annually at the same time and in the same manner as under Code Section 415(d)).

A “highly compensated former employee” includes any Employee who (i) separated from service from an Employer and all Affiliated Employers (or is deemed to have separated from service from an Employer and all Affiliated Employers) prior to the Plan Year, (2) performed no services for an Employer or any Affiliated Employer during the Plan Year, and (3) was a “highly compensated active employee” for either the separation year or any Plan Year ending on or after the date the Employee attains age 55, as determined under the rules in effect under Code Section 414(q) for such year.

The determination of who is a Highly Compensated Employee hereunder shall be made in accordance with the provisions of Code Section 414(q) and regulations issued thereunder.

1.27           “Hour of Service” means, with respect to any applicable computation period:

(a)           each hour for which the Employee is paid or entitled to payment for the performance of duties;

(b)           each hour for which the Employee is paid or entitled to payment on account of a period during which no duties are performed, whether or not the employment relationship has terminated, due to vacation, holiday, illness, incapacity (including disability), layoff, jury duty, uniformed service duty, or leave of absence, but not more than 501 hours for any single continuous period; and

(c)           each hour for which back pay, irrespective of mitigation of damages, is either awarded or agreed to by the Employer or an Affiliated Employer, excluding any hour credited under (a) or (b), which shall be credited to the computation period or periods to which the award, agreement, or payment pertains rather than to the computation period in which the award, agreement, or payment is made.

No hours shall be credited on account of any period during which the Employee performs no duties and receives payment solely for the purpose of complying with unemployment compensation, workers’ compensation, or disability insurance laws. The Hours of Service credited shall be determined as required by Title 29 of the Code of Federal Regulations, Sections 2530.200b-2(b) and (c). For purposes of the Plan, “uniformed service duty” shall be defined in accordance with the Uniformed Services Employment and Reemployment Rights Act of 1994, as amended.

An Employee shall be credited with 190 Hours of Service for each month during which the Employee is credited with at least one Hour of Service.

1.28           “Investment Committee” means the Investment Committee appointed by the Chief Executive Officer of the Company.

1.29           “Investment Fund” means an investment vehicle described in Section 4.01.

1.30           “Leased Employee” means any person (other than a common law employee of the Employer) who, pursuant to an agreement between the Employer and any other person (“leasing organization”) has performed services for the Employer (or for the Employer and related persons determined in accordance with Section 414(n)(6) of the Code) on a substantially full-time basis for a period of at least one (1) year and such services are performed under the primary direction of or control by the Employer. In the case of any person who is a Leased Employee before or after a period of service as an Employee, the entire period during which he or she has performed services as a Leased Employee shall be counted as service as an Employee for all purposes of the Plan, except that he or she shall not, by reason of that status, become a Participant of the Plan.

1.31           “Matching Account” means the Account credited with the Matching Contributions made on behalf of a Participant, together with earnings and losses on those contributions.

1.32           “Matching Contributions” means amounts contributed pursuant to Section 3.02 and which are credited to the Matching Account.

1.33           “New Matching Account” means the Account credited with Matching Contributions made on behalf of a Participant after June 30, 2008, together with earnings and losses on those contributions.

1.34           “Nonhighly Compensated Employee” means, for any Plan Year, an Employee who is not a Highly Compensated Employee for that Plan Year.

1.35           “Notice” means the indication by the Participant of his or her wishes through the written, electronic, or telephonic means, provided for the particular purpose by the Plan Administrator.

1.36           “Old Matching Account” means the Account credited with Matching Contributions made on behalf of a Participant before July 1, 2008, together with earnings and losses on those contributions.

1.37           “Participant” means any person included in the membership of the Plan as provided in Article 2.

1.38           “Participant Contributions” means a Participant’s Tax-Deferred Contributions and Roth Contributions.

1.39           “Payroll” means the system used by an entity to pay those individuals it regards as its employees for their services and to withhold employment taxes from the compensation it pays to such employees. “Payroll” does not include any system the entity uses to pay individuals whom it does not regard as its employees and for whom it does not actually withhold employment taxes (including, but not limited to, individuals it regards as independent contractors) for their services.

1.40           “Period of Severance” means a period of time beginning on the Employee’s Severance Date and ending on the date such Employee again performs an Hour of Service.

1.41           “Plan” means the DeVry Education Group Success Sharing Retirement Plan, as amended and restated from time to time.

1.42           “Plan Administrator” means the Investment Committee.

1.43           “Plan Year” means the 12-consecutive month period ending December 31.

1.44           “Qualified Reservist Distribution” means a distribution from a Participant’s Tax-Deferred Account or Roth Account:

(a)           To a Participant who is a member of a reserve component (as defined in United States Code, Title 37, Section 101);

(b)           To a Participant ordered or called to active duty after September 11, 2001; and

(c)           During the period beginning on the date the Participant is ordered or called to active duty and ending at the close of the active duty period.

1.45           “Rollover Account” means the Account credited with the Rollover Contributions made by a Participant, together with earnings and losses on those contributions.

1.46           “Rollover Contributions” means amounts contributed pursuant to Section 3.04.

1.47           “Ross Participant” means an Eligible Employee who was an Employee of Ross University School of Medicine, Ross University School of Veterinary Medicine or Ross University [Bahamas] Limited on July 1, 2009 and became a Participant in the Plan on January 1, 2010.

1.48           “Roth Account” means the amount credited with a Participant’s Roth Contributions and earnings (and losses) on those contributions.  Distribution of a Participant’s Roth Account shall be made in accordance with Section 402A of the Code.

1.49           “Roth Contributions” means a Participant’s contributions made on an after-tax basis pursuant to Section 3.01 and in accordance with Section 402A of the Code.

1.50            “Severance Date” means the earlier of (a) the date an Employee quits, retires, is discharged or dies or (b) the last day of an Approved Absence or, if later, the first anniversary of the date on which an Employee is first absent from service, with or without pay, for any reason such as vacation, sickness, disability, layoff, or leave of absence.

1.51           “Spousal Consent” means the written consent of a Participant’s Spouse to the Participant’s designation of a specified Beneficiary. The Spouse’s consent shall be witnessed by a Plan representative or notary public. The consent of the Spouse shall also acknowledge the effect on him or her of the Participant’s election. The requirement for spousal consent may be waived by the Plan Administrator if it believes there is no Spouse or the Spouse cannot be located or because of such other circumstances as may be established by applicable law.

1.52           “Spouse” means the Participant’s legal spouse for federal income tax purposes.

1.53           “Statutory Compensation” means all remuneration received by a Participant for services performed for an Employer which are subject to Federal income tax withholding and reported on Form W-2 (or such other form as may be prescribed pursuant to Section 6041(d) and Section 6051(a)(3) of the Code), prior to any reduction pursuant to Section 3.01 or pursuant to a cafeteria plan under Section 125 of the Code or pursuant to a qualified transportation fringe benefit under Section 132(f) of the Code, but excluding the following items: (a) reimbursement or other expense allowances, (b) fringe benefits (cash and non-cash), (c) moving expenses, (d) deferred compensation and (e) welfare benefits.  Statutory Compensation for a Plan Year shall not exceed the Annual Dollar Limit. The Annual Dollar Limit shall apply to Statutory Compensation earned after the date an Employee becomes a Participant under Section 2.01.

Statutory Compensation shall include amounts that are includible in gross income of a Participant under the rules of Section 409A of the Code or Section 457(f)(1)(A) of the Code or because the amounts are constructively received by the Participant, pursuant to Treasury Regulation Section 1.415(c)-2(b)(7).

Statutory Compensation includes only amounts paid (or made available) to a Participant prior to severance from employment, except as provided below. Statutory Compensation includes payments made after severance from employment of regular compensation for services during regular working hours (including overtime, bonuses, commissions, and other similar payments), provided such payments are made within 2-1/2 months after severance from employment (or by the end of the Plan Year in which the severance from employment occurred, if later) and such payments would have been paid to the Participant prior to severance from employment if the Participant had continued in employment. Statutory Compensation also includes a payment made after severance from employment for any unused accrued bona fide sick, vacation, or other leave that the Participant had the right to use, provided such payment is made within 2-1/2 months after severance from employment (or by the end of the Plan Year in which the severance from employment occurred, if later) and the payment would have been considered Statutory Compensation if paid prior to severance from employment.

To the extent required under Section 414(u) of the Code or directed by the Plan Administrator in a uniform and nondiscriminatory manner, Statutory Compensation shall include payments, including, but not limited to, differential wage payments as defined in Section 3401(h)(2) of the Code, to an individual who does not currently perform services for the Employer by reason of qualified military service (as defined in Section 414(u) of the Code) to the extent those payments do not exceed the amounts the individual would have received if the individual had continued to perform services for the Employer rather than entering qualified military service.

1.54           “Success Sharing Account” means the Account credited with the Success Sharing Contributions made on behalf of a Participant, together with earnings and losses on those contributions.  Before January 1, 2010, the Success Sharing Account was referred to as the Profit Sharing Account.

1.55           “Success Sharing Contribution” means amounts contributed pursuant to Section 3.03 and which are credited to the Success Sharing Account.  Before January 1, 2010, Success Sharing Contributions were referred to as Profit Sharing Contributions.

1.56           “Tax-Deferred Account” means the account credited with the Tax-Deferred Contributions made on a Participant’s behalf and earnings (and losses) on those contributions.

1.57           “Tax-Deferred Contributions” means amounts contributed on a pre-tax basis pursuant to Section 3.01.

1.58           “Temporary Employee” means an Eligible Employee who is not a regular full-time Employee or a regular part-time Employee, (i.e., an Employee who is a part-time Employee regularly scheduled to work less than 20 Hours of Service per week).

1.59           “Terminated Participant” means any Participant who has severed his or her employment with the Employer and all Affiliated Employers (within the meaning of Section 401(k)(2)(B)(i)(I) of the Code).

1.60           “Trust” or “Trust Fund” means the fund established by the Company as part of the Plan into which contributions are to be made and from which benefits are to be paid in accordance with the terms of the Plan.

1.61           “Trustee” means the trustee or trustees holding the funds of the Plan as provided in Article 12.

1.62           “Valuation Date” means each trading day of the New York Stock Exchange.

1.63           “Vesting Service”means the portion of an Employee’s period of employment used in determining eligibility for a vested benefit under Section 6.02, determined as follows:

(a)           Vesting Service for Employees other than Temporary Employees shall be equal to the sum of (i) and (ii) below:

(i)           The period (expressed in whole years and any fractions thereof) beginning on the later of January 1, 2013 or the Employee’s Employment Commencement Date, whichever is applicable, and ending on his or her Severance Date.  Under this paragraph (i) if an Employee incurs a Severance Date as a result of a quit, retirement or discharge and is later reemployed as an Employee, Vesting Service shall also include the Employee’s Period of Severance if such Employee is credited with an Hour of Service within twelve (12) months of such Severance Date.  Further, Vesting Service shall include the period beginning on the Severance Date for the Employee resulting from a Disability and ending on the earlier of (A) the date the Employee ceases to have a Disability or (B) the second anniversary of the Severance Date due to Disability.

(ii)           The whole years of Vesting Service credited as of December 31, 2012.  (No fractional Vesting Service shall be granted under this paragraph (ii).)

Vesting Service completed by an Employee after a Break in Service and/or Period of Severance shall not be included in determining his or her vested interest in his or her Account attributable to employment prior to such Break in Service or Period of Severance if the number of his or her consecutive Breaks in Service is five or more and/or he has a Period of Severance of five or more years.

(b)           Vesting Service for Temporary Employees shall be determined as follows:

(i)           Each Plan Year in which an Employee is credited with 1,000 Hours of Service during the period beginning on an Employee’s Employment Commencement Date and ending on his or her Severance Date; provided, however, that such period shall include and not be deemed to be terminated or interrupted by an Approved Absence or service with an Employer or any Affiliated Company as other than an Employee.  Notwithstanding the foregoing, an Employee who is credited with 1,000 Hours of Service during the period July 1, 2008 through June 30, 2009 and the Plan Year commencing on January 1, 2009, shall be credited with two years of Vesting Service.

(ii)           If an Employee incurs a Severance Date and is later reemployed as an Employee, he or she shall be granted Vesting Service for the period between his or her Severance Date and such reemployment, unless such Severance Date results in a Break in Service.

(iii)           Vesting Service shall include the period beginning on the date the Employee incurs a Disability and ending on the earlier of (i) the date the Employee ceases to have a Disability or (ii) the second anniversary of the date the Employee incurs such Disability.

(iv)           Notwithstanding any other provision of the Plan to the contrary, Vesting Service completed by an Employee after a Break in Service shall not be included in determining his or her vested interest in his or her Account attributable to employment prior to such Break in Service if the number of his or her consecutive Breaks in Service is five or more.

ARTICLE 2

ELIGIBILITY AND PARTICIPATION

2.01           Participation

(a)           Existing Participants.  Each Employee who was a Participant on December 31, 2013, shall continue to be a Participant on January 1, 2014; provided, however, that if such Participant had not yet satisfied the eligibility requirements for receiving an allocation of Success Sharing Contributions, he or she shall not be eligible to receive an allocation of such contribution until he or she satisfies such eligibility requirements as provided Section 2.01(b). All other Employees shall be eligible to become a Participant of the Plan in accordance with Section 2.01(b) and 2.01(c).

(b)           New Employees.  Any Employee not described in Section 2.01(a) or (c) may become a Participant in the Plan and eligible to elect to make Tax-Deferred Contributions and/or Roth Contributions and to receive Matching Contributions as soon as practicable following the date on which he or she first becomes an Eligible Employee.  Such Participant shall become eligible to receive Success Sharing Contributions on the date that is 90 days after the date the Participant became an Eligible Employee.

(c)           Temporary Employees.  Notwithstanding the foregoing, any Employee who is a Temporary Employee shall become a Participant for purposes of Tax-Deferred Contributions and/or Roth Contributions, Matching Contributions and Success Sharing Contribution on the January 1 or July 1 coincident with or immediately following the date he or she completes 1,000 Hours of Service during either: (i) the 12-consecutive-month period beginning on his or her Employment Commencement Date or (ii) any Plan Year beginning after his or her Employment Commencement Date.

2.02           Rehired Participant

Any rehired Eligible Employee who at the time of his or her termination of employment was a Participant in the Plan will again become a Participant as soon as practicable after such Eligible Employee’s reemployment date but no earlier than the first day of the first Payroll period of the first complete day following the date of such Employee’s rehire.

2.03           Termination of Participation

A Participant’s participation in the Plan shall terminate on the date he or she is no longer employed by the Employer or any Affiliated Employer unless the Participant is entitled to benefits under the Plan, in which event his or her participation shall be limited and shall terminate when those benefits are distributed to the Participant.

ARTICLE 3

CONTRIBUTIONS

3.01           Participant Contributions

(a)           Subject to subsections (b) through (e) of this Section 3.01, Participant Contributions shall be made as follows:

(i)           A Participant may elect to reduce his or her Compensation payable while an Eligible Employee and Participant by up to 80 percent, in multiples of one percent, and have that amount contributed to the Plan by the Employer as Tax-Deferred Contributions and/or Roth Contributions.

(ii)           Notwithstanding the foregoing, any Employee hired or rehired on or after the Effective Date, shall be automatically deemed to have elected to reduce his or her Compensation payable while an Eligible Employee by three percent, and have that amount contributed to the Plan by the Employer as Tax-Deferred Contributions for each payroll period occurring as soon as practicable following the date he or she becomes an Eligible Employee until such time as the Eligible Employee affirmatively makes an election or the election is automatically increased as provided in paragraph (iii).

(iii)           Any Participant who has not made a contribution election and who is deemed to have elected pursuant to paragraph (ii) and who does not affirmatively make an election, shall be deemed to have automatically elected to reduce his or her Compensation by four percent, and have that amount contributed to the Plan by the Employer as Tax-Deferred Contributions for each payroll period occurring as soon as practicable following the first anniversary of his or her most recent hire or rehire date until such time as the Eligible Employee affirmatively make an election.  The four percent election under this paragraph shall only apply to a Participant who has been consecutively employed for at least 12 calendar months following his or her most recent hire or rehire date.

(iv)           Before an Eligible Employee is deemed to make an election under paragraph (ii) or (iii) the Plan Administrator shall provide the Eligible Employee a reasonable opportunity to affirmatively make an election (including but not limited to an election not to contribute to the Plan).

(v)           Participant Contributions under this Section 3.01(a) shall be further limited as provided in this Article 3.  Participant Contributions shall be paid to the Trustee in accordance with procedures established by the Plan Administrator.

(b)           Notwithstanding anything in the Plan to the contrary, any Participant who is eligible to make Participant Contributions and who has attained or will attain age 50 before the close of the Plan Year shall be eligible to make Catch-Up Contributions in accordance with, and subject to the limitations of, Section 414(v) of the Code and in accordance with the procedures adopted by the Plan Administrator.  Such Catch-Up Contributions shall not be taken into account for purposes of the provisions of the Plan implementing the required limitations of Sections 402(g) and 415 of the Code. In addition, the Plan shall not be treated as failing to satisfy the provisions of the Plan implementing the requirements of Sections 401(k)(3), 401(k)(11), 401(k)(12), 410(b), or 416 of the Code, as applicable, by reason of the making of such Catch-Up Contributions.

(c)           Except as permitted in Section 3.01(b), in no event shall the sum of the Participant’s Participant Contributions, and similar contributions made on his or her behalf by the Employer or an Affiliated Employer to all plans, contracts, or arrangements subject to the provisions of Section 401(a)(30) of the Code in any calendar year exceed the limitation set forth in Section 402(g) of the Code. If a Participant’s Participant Contributions in a calendar year exceed that dollar limitation, his or her election of Participant Contributions for the remainder of the calendar year will be canceled. As of the first pay period of the calendar year following such cancellation, the Participant’s election of Tax-Deferred Contributions and/or Roth Contributions shall again become effective in accordance with his or her previous election (whether affirmative or deemed), unless the Participant elects otherwise in accordance with Section 3.05.

(d)           In the event that the sum of the Participant Contributions, and similar contributions to any other qualified defined contribution plan maintained by the Employer or an Affiliated Employer exceeds the dollar limitation in Section 3.01(c) for any calendar year, the Participant shall be deemed to have elected a return of the Participant Contributions in excess of such limit (“excess deferrals”) from the Plan.  The excess deferrals, together with earnings, shall be returned to the Participant no later than the April 15 following the end of the calendar year in which the excess deferrals were made.  In the event any Participant Contributions returned under this Section 3.01 were matched by Matching Contributions, those Matching Contributions, together with earnings, shall be forfeited and used to offset administrative expenses or to reduce Employer contributions. In the event those Matching Contributions subject to forfeiture have been distributed to the Participant, the Employer shall make reasonable efforts to recover the contributions from the Participant.

(e)           If a Participant makes excess deferrals under another qualified defined contribution plan maintained by an employer other than the Employer or an Affiliated Employer for any calendar year and those contributions when added to his or her Participant Contributions exceed the dollar limitation under Section 3.01(c) for that calendar year, the Participant may allocate all or a portion of such excess deferrals to the Plan. In that event, such excess deferrals, together with earnings allocable to such amount through the end of the calendar year in which the excess deferrals were made, shall be returned to the Participant no later than the April 15 following the end of the calendar year in which such excess deferrals were made.  However, the Plan shall not be required to return excess deferrals unless the Participant provides notice to the Plan Administrator, by March 1 of that following calendar year of the amount of the excess deferrals allocated to the Plan.  In the event any Participant Contributions returned under this Section 3.01 were matched by Matching Contributions, those Matching Contributions, together with earnings, shall be forfeited and used to offset administrative expenses or to reduce Employer contributions. In the event those Matching Contributions subject to forfeiture have been distributed to the Participant, the Employer shall make reasonable efforts to recover the contributions from the Participant.

3.02           Matching Contributions

(a)           An Employer shall contribute, on behalf of each of its Participants who elects to make Participant Contributions, a Regular Matching Contribution equal to 100 percent of such Participant’s Participant Contributions up to four percent of such Participant’s Compensation.

(b)           If any portion of the Participant Contribution to which the Matching Contribution relates is returned to the Participant under this Article, the corresponding Matching Contribution shall be forfeited.  In the event those Matching Contributions subject to forfeiture have been distributed to the Participant, the Employer shall make reasonable efforts to recover the contributions from the Participant.

3.03           Success Sharing Contributions

(a)           Each Employer may, in its discretion, make a Success Sharing Contribution for the Plan Year in an amount determined by the Employer.  Any Success Sharing Contribution made by an Employer for a Plan Year shall be allocated among its Participants during the Plan Year who have satisfied the requirements in Section 3.03(b).  The amount of the Success Sharing Contribution to be made on behalf of each such Participant shall be a percentage of Compensation as may be determined for that Plan Year by the Employer.

(b)           A Participant shall receive an allocation of Success Sharing Contributions if he or she is employed by the Employer or an Affiliated Employer on the last day of the Fiscal Year.  Notwithstanding the foregoing, a Participant shall receive an allocation of Success Sharing Contributions if the Participant satisfies one of the following requirements during the relevant Fiscal Year:

(i)           The Participant becomes a Terminated Participant after he or she has attained age 62.

(ii)           The Participant dies.

(iii)           The Participant incurs a Disability.

3.04           Rollover Contributions

Without regard to any limitations on contributions set forth in this Article 3, the Plan may receive from an Eligible Employee, whether or not he or she is yet a Participant, in cash, any amount previously received (or deemed to be received) by him or her from an Eligible Retirement Plan. The Plan may receive such amount either directly from the Employee or from the Eligible Retirement Plan in the form of a Direct Rollover. Notwithstanding the foregoing, the Plan shall not accept any amount unless such amount qualifies as an Eligible Rollover Distribution and the Participant provides evidence satisfactory to the Plan Administrator that such amount qualifies for rollover treatment. Amounts contributed pursuant to this paragraph shall be deposited into the Participant’s Rollover Account.  Notwithstanding the foregoing, the Plan shall not accept a rollover of employee after-tax contributions or, prior to January 1, 2014, a rollover from a Roth IRA.

The Plan Administrator may, in its sole discretion, authorize a direct trust to trust transfer, rollover, or other qualified plan asset transfer, to the extent that such transfer complies with current Internal Revenue Service regulations and does not violate any provision under ERISA.

3.05           Contribution Changes

(a)           The percentages of Compensation designated by a Participant under Section 3.01 shall automatically apply to increases and decreases in his or her Compensation. A Participant may change his or her election under Section 3.01 by giving such advance Notice as the Plan Administrator shall prescribe. The changed percentage shall become effective as soon as practicable following such Notice.

(b)           A Participant may suspend or terminate his or her contributions under Section 3.01 by giving such advance Notice as the Plan Administrator shall prescribe. The suspension or revocation shall become effective as soon as practicable following such Notice. A Participant who has suspended or terminated his or her contributions under Section 3.01 may elect to have them resumed by giving such advance Notice as the Plan Administrator shall prescribe.

3.06           401(k) Safe Harbor Discrimination Test

With respect to Participant Contributions and Regular Matching Contributions, effective January 1, 2010, the Plan is intended to satisfy the nondiscrimination requirements of Section 401(k) of the Code by utilizing the safe harbor pursuant to Section 401(k)(12) and 401(m)(11) of the Code by providing Regular Matching Contributions in satisfaction of Section 401(k)(12)(B) of the Code.

3.07           Maximum Annual Additions

(a)           The annual additions to a Participant’s Accounts for any Plan Year, which shall be considered the “limitation year” for purposes of Section 415 of the Code, when added to the Participant’s annual addition for that Plan Year under any other qualified defined contribution plan of the Employer or an Affiliated Employer, shall not exceed an amount which is equal to the lesser of (i) 100 percent of his or her Statutory Compensation for that Plan Year or (ii) $51,000, as adjusted pursuant to Section 415(d) of the Code.

(b)           For purposes of this Section, an “annual addition” to a Participant’s Accounts under the Plan or any other qualified defined contribution plan (including a deemed qualified defined contribution plan under a qualified defined benefit plan) maintained by the Employer or an Affiliated Employer shall be the sum of:

(i)           the total contributions, including Participant Contributions, made on the Participant’s behalf by the Employer and all Affiliated Employers, and

(ii)           forfeitures, if applicable, that have been allocated to the Participant’s Accounts under the Plan or his or her accounts under any other such qualified defined contribution plan, and solely for purposes of this Section 3.08(b)(ii), amounts described in Sections 415(1)(1) and 419A(d)(2) of the Code allocated to the Participant.

Restorative payment amounts that are allocated to a Participant’s account are not annual additions for any limitation year. For this purpose, a restorative payment is a payment made to restore losses to a plan resulting from actions (or inactions) by a fiduciary for which there is reasonable risk of liability for breach of fiduciary duty under Title I of ERISA or under other applicable federal or state law, provided that all similarly situated Participants are treated similarly with respect to the payments. Restorative payments include payments to a plan made pursuant to a Department of Labor order, the Department of Labor’s Voluntary Fiduciary Correction Program (other than a breach of fiduciary duty arising from a failure to remit contributions to the Plan) or a court-approved settlement to restore losses to the qualified defined contribution plan on account of a breach of fiduciary duty.

(c)           Notwithstanding the provisions of Section 3.07, if a Participant is participating in another qualified defined contribution plan of the Employer or an Affiliated Employer during a particular limitation year, and the Participant’s annual addition for such limitation year, prior to the application of the limitation set forth in Section 3.07(a), exceeds that limitation, the Plan Administrator, under uniform rules equally applicable to similarly situated Participants, shall determine how to satisfy the limitation.

3.08           Return of Contributions

(a)           If all or part of the Employer’s deductions for contributions to the Plan are disallowed by the Internal Revenue Service, the portion of the contributions to which that disallowance applies shall be returned to the Employer without interest but reduced by any investment loss attributable to those contributions, provided that the contribution is returned within one year after the disallowance of deduction. For this purpose, all contributions made by the Employer are expressly declared to be conditioned upon their deductibility under Section 404 of the Code.

(b)           The Employer may recover without interest the amount of its contributions to the Plan made on account of a mistake of fact, reduced by any investment loss attributable to those contributions, if recovery is made within one year after the date of those contributions.

(c)           In the event that Participant Contributions made under Section 3.01 are returned to the Employer in accordance with the provisions of this Section, the elections to reduce Compensation which were made by Participants on whose behalf those contributions were made shall be void retroactively to the beginning of the period for which those contributions were made. The Participant Contributions so returned shall be distributed in cash to those Participants for whom those contributions were made.

3.09           Military Leave

(a)           Notwithstanding any provision of the Plan to the contrary, contributions, benefits, and service credit with respect to uniformed service duty will be provided in accordance with Section 414(u) of the Code. Without regard to any limitations on contributions set forth in this Article 3, a Participant who is reemployed following a period of service in the uniformed services of the United States, may elect to contribute to the Plan the Participant Contributions that could have been contributed to the Plan in accordance with the provisions of the Plan had he or she remained continuously employed by the Employer throughout such period of absence (“make-up contributions”). The amount of make-up contributions shall be determined on the basis of the Participant’s Compensation in effect immediately prior to the period of absence and the terms of the Plan at such time. Any Participant Contributions so determined shall be limited as provided in Section 3.01(c) with respect to the Plan Year or Years to which such contributions relate rather than the Plan Year in which payment is made. Any payment to the Plan described in this paragraph shall be made during the applicable repayment period. The repayment period shall equal three times the period of absence but not longer than five years and shall begin on the latest of: (i) the Participant’s date of reemployment or (ii) the date the Employer notifies the Employee of his or her rights under this Section.

(b)           With respect to a Participant who makes an election described in Section 3.09(a), the Employer shall make Matching Contributions on the make-up contributions in the amount described in Sections 3.02, as in effect for the Plan Year to which such make-up contributions relate. Matching Contributions under this paragraph shall be made during the period described in Section 3.09(a).  Any limitations on Matching Contributions described in Sections 3.02 shall be applied with respect to the Plan Year or Years to which such contributions relate rather than the Plan Year or Years in which payment is made.

(c)           All contributions under this Section are considered “annual additions,” as defined in Section 415(c)(2) of the Code, and shall be limited in accordance with the provisions of Section 3.07 with respect to the Plan Year or Years to which such contributions relate rather than the Plan Year in which they are made.

ARTICLE 4

INVESTMENT OF CONTRIBUTIONS

4.01           Investment Funds

(a)           Subject to the discretion of the Plan Administrator to consolidate, eliminate or create Investment Funds, the Trustee shall establish and maintain in the Trust various Investment Funds which shall be invested at the discretion of the Plan Administrator, Trustee, or any designated investment manager as the case may be.  The Plan Administrator may establish uniform nondiscriminatory rules regarding a Participant’s ability to invest in one or more of the Investment Funds and any other matters as shall be determined by the Plan Administrator in its sole discretion.  Unless specifically provided otherwise, each Investment Fund as may from time to time be established shall be a common fund in which each Participant shall have an undivided interest in the respective assets of the Investment Fund.  For purposes of allocation of income and valuation, each Investment Fund shall be considered separately.  No Investment Fund shall share in the gains and losses of any other, and no Investment Fund shall be valued by taking into account any assets or distributions from any other.  Dividends, interest, and other distributions received on the assets held by the Trustee in respect to an Investment Fund shall be reinvested in such Investment Fund.

(b)           Notwithstanding anything in the foregoing to the contrary, the Investment Funds shall include a DeVry Stock Fund, which shall exclusively invest in Company common stock without regard to (i) diversification of assets, (ii) the risk profile of the Company common stock, (iii) the amount of income provided by the Company common stock, or (iv) the fluctuation in the fair market value of the Company common stock, unless the Plan Administrator, in its sole discretion, determines the financial collapse and bankruptcy of the Company are unavoidable.  The Company reaffirms its intent that the DeVry Stock Fund shall continue to be (A) an Investment Fund under the Plan and (B) exclusively invested in Company common stock unless the Plan Administrator determines that the financial collapse and bankruptcy of the Company are unavoidable.  The Company further clarifies and confirms that it intended to align the interests of shareholders and Participants by establishing the DeVry Stock Fund, and any action that frustrates that purpose is contrary to this intent.

(c)           The Trustee may keep such amounts of cash as the Plan Administrator, in its sole discretion, shall deem necessary or advisable as part of the Investment Funds, all within the limitations specified in the trust agreement.

4.02           Investment of Participants’ Accounts

(a)           A Participant shall make an investment election for his or her contributions to his or her Accounts in accordance with such rules as the Plan Administrator may establish from time to time.  A Participant, however, may elect to invest no more than 25 percent of new contributions to his or her Account in the DeVry Stock Fund.

(b)           In the absence of valid investment election from a Participant, his or her Accounts will be invested in a target retirement fund determined based on the date the Participant is expected to attain age 65.  Such target retirement funds shall be a “qualified default investment alternative” as defined under Department of Labor Regulation Section 2550.404c-5(c).

(c)           A Participant may change his or her investment election with respect to new contributions by giving such advance Notice as the Plan Administrator shall prescribe. Such changed investment election shall become effective as soon as administratively practicable following such Notice and shall be effective only with respect to subsequent contributions.

(d)           A Participant may elect to reallocate assets in his or her Accounts among the Investment Funds in accordance with such rules, and by giving such advance Notice, as the Plan Administrator shall prescribe. Such reallocation shall be effective as soon as administratively practicable following such Notice.  In no event may a Participant elect to reallocate assets in his or her Accounts into the DeVry Stock Fund.

4.03           Responsibility for Investments

Each Participant is solely responsible for the investment of his or her Accounts.  The Plan is intended to meet the requirements for a participant-directed investment plan under ERISA section 404(c) and 29 C.F.R. § 2550.404c-1 and an “eligible individual account plan” as described in Section 407(d) of ERISA.

4.04           Investment Fund Limitations

Notwithstanding anything in this Article to the contrary, any amounts invested in an Investment Fund shall be subject to any and all terms of such Investment Fund, including any limitations therein placed on the exercise of any rights otherwise granted to a Participant under any other provisions of the Plan with respect to such amounts.

ARTICLE 5

VALUATION OF THE ACCOUNTS

5.01           Valuation of the Investment Funds

The Trustee shall value the Investment Funds on each Valuation Date. Such valuation shall be conducted pursuant to such practices and procedures as shall from time to time be adopted by the Trustee, and consistently and uniformly applied, for the valuation of all investments held in each Investment Fund. The Trustee shall make available to each Participant, electronically or pursuant to such other method as may be reasonably adopted by the Trustee, information as to the share or unit values, and the aggregate values, of the investments held in each Investment Fund for the benefit of such Participant. Such information shall be made available as of the close of business on each Valuation Date.

5.02           Statement of Accounts

Each Participant shall be furnished with a statement setting forth the value of his or her Accounts on a quarterly basis.

ARTICLE 6

VESTING

6.01           Tax-Deferred Account, Roth Account, New Matching Account and Rollover Account

A Participant shall at all times be 100 percent vested in, and have a nonforfeitable right to, his or her Tax-Deferred Account, Roth Account, New Matching Account, and Rollover Account.

6.02           Success Sharing Account and Old Matching Account

(a)           A Participant shall at all times be 100 percent vested in his Success Sharing Account and Old Matching Account on the earliest to occur of: his or her attainment of age 62; the date on which the Participant incurs a Disability; and his or her death while employed by an Employer.  A Participant whose death occurs while performing qualified military service (as defined in Code Section 414(u)(5)) on or after January 1, 2007 and while such Participant is entitled to reemployment rights with an Employer with respect to such service shall be deemed to have died while employed by an Employer.

(b)           Prior to the dates described in Section 6.02(a), a Participant shall have a 100 percent nonforfeitable interest in his or her Success Sharing Account and Old Matching Account in accordance with the following schedule:

Full Years of Vesting Service	Nonforfeitable Percentage
less than 1	0 percent
1	20 percent
2	40 percent
3	60 percent
4	80 percent
5	100 percent

(c)           Upon his or her termination of employment, a Participant shall forfeit his or her interest in his or her Success Sharing Account and Old Matching Account to the extent not vested in accordance with this Section 6.02.

(d)           Notwithstanding the foregoing, a Ross Participant shall be 100 percent vested in, and have a nonforfeitable right to, his or her Success Sharing Account.

6.03           Rehired Participant

(a)           A former Participant who forfeited the non-vested portion of his or her Account in accordance with the provisions of this Section before the date he or she incurs five consecutive Breaks in Service and/or a five-year Period of Severance and who is reemployed by an Employer or an Affiliated Employer shall have such forfeited amounts credited to a new Account in his or her name if:

(i)           he or she returns to employment with an Employer or an Affiliated Employer before he or she incurs five consecutive Breaks in Service and/or a five-year Period of Severance commencing after the later of (A) the date he or she received, or is deemed to have received, distribution of his or her vested interest in his or her Account or (B) the date the non-vested portion of his or her Account was forfeited;

(ii)           he or she resumes employment covered under the Plan before the earlier of (A) the end of the five-year period beginning on the date he or she is reemployed or (B) the date he or she incurs five consecutive Breaks in Service and/or a five-year Period of Severance commencing after the later of (A) the date he or she received, or is deemed to have received, a distribution of his or her vested interest in his or her Account or (B) the date the non-vested portion of his or her Account was forfeited; and

(iii)           if he or she received an actual distribution of his or her vested interest in his Account, he or she repays to the Plan the full amount of such distribution before the earlier of (A) the end of the five year period beginning on the date he or she is reemployed or (B) the date he or she incurs five consecutive Breaks in Service and/or a five-year Period of Severance commencing after the later of (A) the date he or she received a distribution of his or her vested interest in his Account or (B) the date the non-vested portion of his or her Account was forfeited.

(b)           The forfeited balance of a Participant’s Account that is recredited to a Participant’s new Account hereunder shall be adjusted for earnings and losses that occurred during the period beginning on the date the non-vested portion of the Participant’s Account was forfeited and ending on the earliest date such amounts could have been forfeited under the terms of Code Section 411(a)(7)(13).  Funds needed in any Plan Year to recredit the Account of a Participant with the amounts of prior forfeitures in accordance with the preceding sentence shall come first from existing Plan forfeitures or additional Employer contributions.

(c)           A former Participant who forfeited the non-vested portion of his or her Account on or after the date he or she incurs five consecutive Breaks in Service and/or a five-year Period of Severance and who is reemployed by an Employer or an Affiliated Employer shall not have such forfeited amounts recredited to his or her Account.

6.04           Acquired Business Employees

With respect to an Acquired Business Employee (as defined below), if so provided in the applicable purchase documents or as otherwise determined by the Company or the Plan Administrator, the following rules shall apply:

(a)           Eligibility.  Unless otherwise specified in the purchase documents, Acquired Business Employees are covered under the terms the Plan on the date they are placed on the Company’s payroll.  For purposes of determining the date on which an Acquired Business Employee may elect to begin participating in the Plan, any period of service with the Acquired Business that would be treated as Vesting Service if such Acquired Business were an Employer prior to its acquisition shall be treated as service for purposes of Section 2.01(b) of the Plan.

(b)           Vesting.  With respect to an Acquired Business Employee who first elects to participate in the Plan as of the first day on which he or she is eligible to participate in the Plan pursuant to Section 6.04(a) and Article 2, his or her years of Vesting Service for purposes of Article 6 shall be determined based on the period beginning on such Employee’s Employment Commencement Date with the Acquired Business (determined as if such Acquired Business were an Employer prior to its acquisition) and ending on his or her Severance Date (as otherwise determined under the Plan); provided, however, that such period shall include, and not be deemed to be terminated or interrupted by an Approved Absence (whether with an Employer, an Affiliated Company or an Acquired Business), service with an Employer, any Affiliated Company or an Acquired Business other than as an Employee, or the acquisition of the Acquired Business; provided further, that, unless otherwise provided in this document, if the Acquired Business Employee was a participant in the plan of an Acquired Business that is merged into the Plan, each Account of such Acquired Business Employee shall upon merger be vested at a percentage that is not less than the vested percentage that applied to the balance transferred to such Account from the other plan at the time of the merger.  With respect to an Acquired Business Employee who is not described in the preceding sentence, his or her years of Vesting Service for purposes of Article 6 shall be determined under the provisions of Section 1.63 (Vesting Service) without regard to this Section 6.04.

(c)           Definitions.  For purposes of this Section 6.04 the following words shall have the following meanings:

(i)           “Acquired Business” shall mean a business acquired or a portion of a business acquired (whether or not a separate legal entity) by an Employer (by merger, stock purchase, purchase of assets or similar transaction) which is (i) an Affiliated Company of such Employer (or a division of such Employer or such an Affiliated Company) immediately after such acquisition, (ii) designated as an Employer under the Plan and (iii) designated as an Acquired Business by the Company.

(ii)           “Acquired Business Employee” shall mean an Employee who is employed by an Acquired Business on the date of its acquisition by an Employer.

6.05           Disposition of Forfeitures

Any amounts forfeited pursuant to Article 3 or this Article 6 shall be applied to offset administrative expenses or to reduce Employer contributions.

ARTICLE 7

WITHDRAWALS WHILE EMPLOYED

7.01           Withdrawal After Age 59-1/2

A Participant who has attained age 59-1/2 as of the withdrawal request date may elect to withdraw all or part of his or her Vested Accounts.

7.02           Withdrawal By Military

(a)           Qualified Reservist Distribution.  Notwithstanding anything in the Plan to the contrary, an eligible Participant may elect to receive a Qualified Reservist Distribution.

(b)           Active Duty Withdrawal.  A Participant who is called into active duty in qualified military service (as defined in Code Section 414(u)) for more than 30 days may take a distribution from his or her Account as if he or she had experienced a termination of employment under Article 8.  A Participant who receives an Active Duty Withdrawal may not make any Participant Contributions under this Plan or any contributions to other plans maintained by the Employer for six months after receiving the Active Duty Withdrawal.

7.03           Hardship Withdrawal

(a)           A Participant who has withdrawn the total amount available for withdrawal under the preceding Sections of this Article may, subject to this Section 7.03, elect to withdraw all or any portion of his or her Tax-Deferred Account or Roth Account (excluding earnings after December 31, 1988) upon furnishing proof of hardship satisfactory to the Plan Administrator.

(b)           A Participant shall be considered to have incurred a hardship if, and only if, he or she meets the requirements of Sections 7.03(c) and (d).

(c)           As a condition for hardship withdrawal, there must exist with respect to the Participant an immediate and heavy financial need. Such a need will be presumed to exist if the Participant certifies that he or she requires the hardship withdrawal due to one or more of the following reasons:

(i)           to pay unreimbursed expenses for medical care described in Section 213(d) of the Code (determined without regard to whether the expenses exceed 7.5 percent of adjusted gross income) previously incurred by the Participant, his or her Eligible Dependents, or Beneficiary, or necessary for those persons to obtain such medical care;

(ii)           to pay the costs directly related to the purchase of a principal residence of the Participant (excluding mortgage payments);

(iii)           to pay tuition and related educational fees, and room and board expenses (but excluding student activity fees and the costs of books, supplies and uniforms), for the next twelve months of post-secondary education of the Participant, his or her Eligible Dependents, or Beneficiary;

(iv)           to pay amounts necessary to prevent eviction of the Participant from his or her principal residence or to avoid foreclosure on the mortgage of his or her principal residence;

(v)           to pay burial or funeral expenses of the Participant’s parents, Spouse, children, Eligible Dependents, or Beneficiary;

(vi)           to pay expenses to repair damage to the Participant’s principal residence that would qualify for the casualty deduction under Section 165 of the Code (determined without regard to whether the loss exceeds ten percent of adjusted gross income); or

(vii)           the inability of the Participant to meet such other expenses, debts, or other obligations recognized by the Internal Revenue Service as giving rise to immediate and heavy financial need for purposes of Section 401(k) of the Code.

The amount of withdrawal may not be in excess of the amount of the immediate and heavy financial need of the Participant, including any amounts necessary to pay any federal, state, or local income taxes and any amounts necessary to pay any penalties reasonably anticipated to result from the distribution.

(d)           The Participant must demonstrate that the hardship withdrawal is necessary to satisfy the financial need described in Section 7.03(c). To demonstrate such necessity, the Participant who requests a hardship withdrawal must certify to the Plan Administrator, on such form as the Plan Administrator may prescribe, that the financial need cannot be fully relieved (i) through reimbursement or compensation by insurance or otherwise, (ii) by reasonable liquidation of the Participant’s assets, (iii) by cessation of Participant Contributions or (iv) by other distributions or nontaxable (at the time of the loan) loans from the Plan or other plans of the Employer or Affiliated Employers (unless such plan loans would make the hardship worse) or by borrowing from commercial sources at a reasonable rate in an amount sufficient to satisfy the need. The actions listed are required to be taken to the extent necessary to relieve the hardship, but any action which would have the effect of increasing the hardship need not be taken. For purposes of this subsection (d), there shall be attributed to the Participant those assets of the Participant’s Spouse and minor children that are reasonably available to the Participant. The Participant shall furnish to the Plan Administrator such supporting documents as the Plan Administrator may request in accordance with uniform and nondiscriminatory rules prescribed by the Plan Administrator. If, on the basis of the Participant’s certification and the supporting documents, the Plan Administrator finds it can reasonably rely on the Participant’s certification, then the Plan Administrator shall find that the requested withdrawal is necessary to meet the Participant’s financial need.

(e)           A Participant who receives a hardship withdrawal shall be prohibited from making Participant Contributions to the Plan and all other plans of the Employer and Affiliated Employers for six months after receipt of the distribution.  For purposes of this Section, all other plans of the Employer and Affiliated Employers shall include stock option plans, stock purchase plans, qualified and non-qualified deferred compensation plans, and such other plans as may be designated under regulations issued under Section 401(k) of the Code, but shall not include health and welfare benefit plans or the mandatory employee contribution portion of a defined benefit plan.

7.04           Procedures and Restrictions

To make a withdrawal, a Participant shall give such advance Notice as the Plan Administrator shall prescribe. A withdrawal shall be made as soon as administratively practicable following the approval of the withdrawal request. The maximum number of withdrawals permitted pursuant to Sections 7.01 and 7.02 shall be one during any Plan Year. In addition to the restrictions imposed by this Article 7, the amount available for any withdrawal shall be reduced to the extent that the Account secures any loan outstanding on the date of the withdrawal. The amount of the withdrawal shall be allocated pro rata between and among the Investment Funds of the Participant’s Accounts from which the withdrawal is to be made.  All payments to Participants under this Article 7 shall be made in cash; provided, however, that to the extent that his or her Account is invested in the DeVry Stock Fund on the date a Participant makes a withdrawal from his or her Account at or after age 59 1/2, the Participant may elect to receive distribution of the amount invested in the DeVry Stock Fund in the form of Company common stock.

ARTICLE 8

PARTICIPANT LOANS

8.01           Amount Available

A Participant who is an Employee may borrow, on written application to the Plan Administrator and on approval by the Plan Administrator under such uniform rules as it shall adopt, an amount which, when added to the outstanding balance of any other loans to the Participant from the Plan or any other qualified plan of the Employer or Affiliated Employer, including any accrued but unpaid interest on any deemed loan distribution, does not exceed the lesser of (i) 50 percent of his or her Accounts, or (ii) $50,000 reduced by the excess, if any, of (A) the highest outstanding balance of loans to the Participant from such plans during the one year period ending on the day before the day the loan is made, over (B) the outstanding balance of loans to the Participant from such plans on the date on which the loan is made.

8.02           Terms

(a)           In addition to such rules and regulations as the Plan Administrator may adopt, any loan shall comply with the following terms and conditions:

(i)           An application for a loan by a Participant shall be made in the form and manner prescribed by the Plan Administrator, whose action in approving or disapproving the application shall be final.

(ii)           The interest rate to be charged on loans shall be determined at the time of the loan application pursuant to reasonable procedures established by the Plan Administrator (such procedures are subject to modification at any time at the discretion of the Plan Administrator).  The interest rate so determined for purposes of the Plan shall be fixed for the duration of each loan.

(iii)           Each loan shall be evidenced by a promissory note payable to the Plan.

(iv)           The period of repayment for any loan shall not exceed five years unless the loan is to be used in conjunction with the purchase of the principal residence of the Participant. Notwithstanding the foregoing, in the event a Participant enters the uniformed services of the United States and retains reemployment rights under the law, loan repayments shall be suspended (and interest shall cease to accrue) during the period of such leave, and the period of repayments shall be extended by the number of months of the period of service in the uniformed services; provided, however, if the Participant incurs a termination of employment and requests a distribution, the loan shall be canceled, and the outstanding loan balance shall be distributed pursuant to Article 9.

(v)           Payments of principal and interest will be made by Payroll deductions or in a manner agreed to by the Participant and the Plan Administrator in substantially level amounts, but no less frequently than quarterly, in an amount sufficient to amortize the loan over the repayment period for a Participant who is an Employee, or in a manner prescribed by the Plan Administrator for a Participant who has ceased to be an Employee.

(vi)           A loan may be prepaid in full as of any date without penalty;

(vii)           Only two loans may be outstanding at any given time.

(b)           If a loan is not repaid in accordance with the terms contained in the promissory note and a default occurs, the Plan may execute upon its security interest in the Participant’s Accounts under the Plan to satisfy the debt; however, the Plan shall not levy against any portion of such Account until such time as a distribution of the Account could otherwise be made under the Plan.

(c)           Any additional rules or restrictions as may be necessary to implement and administer the loan program must be adopted by the Plan Administrator.

ARTICLE 9

DISTRIBUTIONS

9.01           Eligibility

After a Participant becomes a Terminated Participant, his or her vested Accounts shall be distributed as provided in this Article.

9.02           Direct Rollover of Certain Distributions

Notwithstanding any provision of the Plan to the contrary that would otherwise limit a Distributee’s election under this Section, a Distributee may elect, at the time and in the manner prescribed by the Plan Administrator, to have any portion of an Eligible Rollover Distribution paid directly by the Plan to an Eligible Retirement Plan specified by the Distributee in a Direct Rollover.

9.03           Form of Distribution

Distribution of a Terminated Participant’s vested Accounts shall be made to the Terminated Participant (or to his or her Beneficiary, in the event of death) in a lump sum distribution of cash or in a series of installment payments over a period specified by the Participant. The period over which payments are made cannot exceed the lesser of: (1) 10 years or (2) the Participant’s life expectancy or the joint life expectancies of the Participant and his or her Beneficiary. Installment payments must be made at least annually. Installment payments will be made in reasonably equal amounts, except as necessary to reflect increases or decreases in the Value of the Participant’s Account. The Participant may accelerate the rate at which installments are paid by providing Notice to the Plan Administrator.

9.04           Distribution in the Form of Employer Stock

Notwithstanding any other provision of the Plan to the contrary, to the extent that his or her Account is invested in the DeVry Stock Fund on the date distribution is to be made to a Participant, the Participant may elect to receive distribution of the fair market value of the amount invested in the DeVry Stock Fund in Company common stock.

9.05           Date of Payment of Distribution

Except as otherwise provided in this Article, a Terminated Participant may, in accordance with such procedures as the Plan Administrator shall prescribe, elect to have the distribution of the vested portion of his or her Accounts made as of any Valuation Date coincident with or following his or her Severance Date.

9.06           Participant’s Accounts Equal to or Less than $5,000

Notwithstanding any provision of the Plan to the contrary, if the value of the vested portion of the Terminated Participant’s Accounts is equal to $1,000 or less, a lump sum payment shall automatically be made as soon as administratively practicable following the Terminated Participant’s Severance Date.

If the value of the vested portion of the Terminated Participant’s Accounts (excluding his or her Rollover Account, if any) exceeds $1,000 but does not exceed $5,000, and the Participant does not make a timely election as to the form of distribution of his or her Accounts within the election period designated, the Plan Administrator shall direct the Trustee to cause the entire vested portion of the Accounts to be paid in an eligible rollover distribution to an individual retirement account described in Section 408(a) of the Code established with a financial institution selected by the Plan Administrator for the benefit of the Participant.

Consent is not required for a distribution under this Section 9.06.

9.07           Status of Accounts Pending Distribution

Until his or her Accounts are distributed, the Participant shall retain the investment rights described in Section 4.03 during the period the Account is distributed in full.  Following the death of a Participant, pending distribution of the Participant’s Accounts, the Participant’s Beneficiary (or Beneficiaries) shall retain the investment rights described in Section 4.03.

9.08           Distributions on Account of Death

In the case of the death of a Participant before the complete distribution of his or her Accounts, his or her Accounts shall be distributed to his or her Beneficiary as soon as administratively practicable following the Participant’s date of death.

The Plan Administrator may require and rely upon such proof of death and such evidence of the right of any Beneficiary or other person to receive the value of the Accounts of a deceased Participant as the Plan Administrator may deem proper and its determination of the right of that Beneficiary or other person to receive payment shall be conclusive.

9.09           Waiver of Notice Period

Except as provided in the following sentence, if the value of a Participant’s Accounts exceeds $1,000, an election by the Participant to receive a distribution prior to age 65 shall not be valid unless the written election is made (a) after the Participant has received the notice required under Section 1.411(a)-11(c) of the Treasury Regulations and (b) within 180 days before the effective date of the commencement of the distribution. If such distribution is one to which Section 401(a)(11) and 417 of the Code do not apply, such distribution may commence less than thirty days after the notice required under Section 1.411(a)-11(c) of the Treasury Regulations is given, provided that: the Plan Administrator clearly informs the Participant that he or she has a right to a period of at least thirty days after receiving the notice to consider the decision of whether or not to elect a distribution (and, if applicable, a particular distribution option), and the Participant, after receiving the notice, affirmatively elects a distribution.

9.10           Required Distribution

(a)           The following definitions apply to the terms used in this Section:

(i)           “designated Beneficiary” means the individual who is designated as the Beneficiary under Section 1.05 of the Plan and is the designated beneficiary under Section 401(a)(9) of the Code and Section 1.401(a)(9)-4 of the Treasury Regulations.

(ii)           “distribution calendar year” means a calendar year for which a minimum distribution is required. For distributions beginning before the Participant’s death, the first distribution calendar year is the calendar year immediately preceding the calendar year which contains the Participant’s required beginning date. For distributions beginning after the Participant’s death, the first distribution calendar year is the calendar year in which distributions are required to begin under Section 9.10(c). The required minimum distribution for the Participant’s first distribution calendar year will be made on or before the Participant’s required beginning date. The required minimum distribution for the distribution calendar year in which the Participant’s required beginning date occurs, will be made on or before December 31 of the distribution calendar year.

(iii)           “life expectancy” means life expectancy as computed by use of the Single Life Table in Section 1.401(a)(9)-9 of the Treasury Regulations.

(iv)           “Participant’s Account balance” means the Participant’s Account balance as of the last Valuation Date in the calendar year immediately preceding the distribution calendar year (valuation calendar year) increased by the amount of any contributions made and allocated or forfeitures allocated to the Account balance as of dates in the valuation calendar year after the Valuation Date and decreased by distributions made in the valuation calendar year after the Valuation Date. The Account balance for the valuation calendar year includes any amounts rolled over or transferred to the Plan either in the valuation calendar year or in the distribution calendar year if distributed or transferred in the valuation calendar year.

(v)           “required beginning date” means the later of the April 1st next following the close of the calendar year in which the Participant attains age 70 ½ or terminates employment.

(b)           General Rules.

(i)           Precedence. The requirements of this Section 9.10 will take precedence over any inconsistent provisions of the Plan.

(ii)           Requirements of Treasury Regulations Incorporated. All distributions required under this Section 9.10 will be determined and made in accordance with the Treasury Regulations under Section 401(a)(9) of the Code.

(c)           Time and Manner of Distribution.

(i)           Required Beginning Date. The Participant’s Accounts will begin to be distributed to the Participant no later than the Participant’s required beginning date.

(ii)           Death of Participant Before Required Beginning Date. If the Participant dies before his or her required beginning date, the Participant’s Accounts will be distributed no later than as follows:

(A)           If the Participant’s surviving Spouse is the Participant’s sole designated Beneficiary, then distributions to the surviving Spouse will be made in a single lump sum distribution by December 31 of the calendar year immediately following the calendar year in which the Participant died, or by December 31 of the calendar year in which the Participant would have attained age 70-1/2, if later.

(B)           If the Participant’s surviving Spouse is not the Participant’s sole designated Beneficiary, then distributions to the designated Beneficiary will be made in a single lump sum distribution by December 31 of the calendar year immediately following the calendar year in which the Participant died.

(C)           If there is no designated Beneficiary as of September 30 of the year following the year of the Participant’s death, the Participant’s Accounts will be distributed in a single lump sum to the Participant’s Beneficiary by December 31 of the calendar year containing the fifth anniversary of the Participant’s death.

(D)           If the Participant’s surviving Spouse is the Participant’s sole designated Beneficiary and the surviving Spouse dies after the Participant but before distributions to the surviving Spouse begin, this Section 9.10(c)(ii), other than Section 9.10(c)(ii)(A), will apply as if the surviving Spouse were the Participant.

(iii)           For purposes of Section 9.10(c)(ii) and Section 9.10(e), unless Section 9.10(c)(ii)(D) applies, distributions are considered to begin on the Participant’s required beginning date.  If Section 9.10(c)(ii)(D) applies, distributions are considered to begin on the date distributions are required to begin to the surviving Spouse under Section 9.10(c)(ii)(A).  If distributions under an annuity purchased from an insurance company irrevocably commence to the Participant before the Participant’s required beginning date (or the Participant’s surviving Spouse before the date distributions are required to begin to the surviving Spouse under Section 9.10(c)(ii)(A)) the date distributions are considered to begin is the date distributions actually commence.

(iv)           Forms of Distributions.  Unless the Participant’s Account is distributed in the form of an annuity purchased from an insurance company or in a single sum on or before the required beginning date, as of the first distribution calendar year distributions will be made in accordance with Sections 9.10(d) and (e).  If the Participant’s Account is distributed in the form of an annuity purchased from an insurance company, distributions thereunder will be made in accordance with the requirements of Section 401(a)(9) of the Code and the Treasury Regulations.

(d)           Required Minimum Distributions During Participant’s Lifetime.

(i)           Amount of Required Minimum Distribution For Each Distribution Calendar Year. During the Participant’s lifetime, the minimum amount that will be distributed for each distribution calendar year is the lesser of:

(A)           The quotient obtained by dividing the balance in the Participant’s Account by the distribution period in the Uniform Lifetime Table set forth in Section 1.401(a)(9)-9 of the Treasury Regulations, using the Participant’s age as of the Participant’s birthday in the distribution calendar year; or

(B)           If the Participant’s sole designated Beneficiary for the distribution calendar year is the Participant’s Spouse, the quotient obtained by dividing the balance in the Participant’s Account by the number in the Joint and Last Survivor Table set forth in Section 1.401(a)(9)-9 of the Treasury Regulations, using the Participant’s and Spouse’s attained ages as of the Participant’s and Spouse’s birthdays in the distribution calendar year.

(ii)           Lifetime Required Minimum Distributions Continue Through Year of Participant’s Death. Required minimum distributions will be determined under this Section 9.10(d) beginning with the first distribution calendar year and up to and including the distribution calendar year that includes the Participant’s date of death.

(e)           Required Minimum Distributions After Participant’s Death.

(i)           Death On or After Required Beginning Date.

(A)           Participant Survived by Designated Beneficiary. If the Participant dies on or after his or her required beginning date and there is a designated Beneficiary, the minimum amount that will be distributed for each distribution calendar year after the year of the Participant’s death is the quotient obtained by dividing the Participant’s balance in the Participant’s Accounts by the longer of the remaining life expectancy of the Participant or the remaining life expectancy of the Participant’s designated Beneficiary, determined as follows:

(1)           The Participant’s remaining life expectancy is calculated using the age of the Participant in the year of death, reduced by one for each subsequent year.

(2)           If the Participant’s surviving Spouse is the Participant’s sole designated Beneficiary, the remaining life expectancy of the surviving Spouse is calculated for each distribution calendar year after the year of the Participant’s death using the surviving Spouse’s age as of the Spouse’s birthday in that year.  For distribution calendar years after the year of the surviving Spouse’s death, the remaining life expectancy of the surviving Spouse is calculated using the age of the surviving Spouse as of the Spouse’s birthday in the calendar year of the Spouse’s death, reduced by one for each subsequent calendar year.

(3)           If the Participant’s surviving Spouse is not the Participant’s sole designated Beneficiary, the designated Beneficiary’s remaining life expectancy is calculated using the age of the Beneficiary in the year following the year of the Participant’s death reduced by one for each subsequent year.

(B)           No Designated Beneficiary. If the Participant dies on or after his or her required beginning date and there is no designated Beneficiary as of September 30 of the year after the year of the Participant’s death, the minimum amount that will be distributed for each distribution calendar year after the year of the Participant’s death is the quotient obtained by dividing the balance in the Participant’s Account by the Participant’s remaining life expectancy calculated using the age of the Participant in the year of death, reduced by one for each subsequent year.

(ii)           Death Before Required Beginning Date.

(A)           Participant Survived by Designated Beneficiary. If the Participant dies before his or her required beginning date and there is a designated Beneficiary, the minimum amount that will be distributed for each distribution calendar year after the year of the Participant’s death is the quotient obtained by dividing the balance the Participant’s Account by the remaining life expectancy of the Participant’s designated Beneficiary, determined as provided in Section 9.10(e)(i).

(B)           No Designated Beneficiary. If the Participant dies before his or her required beginning date and there is no designated Beneficiary as of September 30 of the year following the year of the Participant’s death, distribution of the Participant’s entire Account balances will be completed by December 31 of the calendar year containing the fifth anniversary of the Participant’s death.

(C)           Death of Surviving Spouse Before Distributions to Surviving Spouse Are Required to Begin. If the Participant dies before his or her required beginning date, the Participant’s surviving Spouse is the Participant’s sole designated Beneficiary, and the surviving Spouse dies before distributions are required to begin to the surviving Spouse under Section 9.10(c)(ii)(A), this Section 9.10(e)(ii) will apply as if the surviving Spouse were the Participant.

(f)           Notwithstanding this Section, a Participant or Beneficiary who would have been required to receive required minimum distributions for 2009 but for the enactment of section 401(a)(9)(H) of the Code (“2009 RMDs”), and who would have satisfied that requirement by receiving distributions that are (i) equal to the 2009 RMDs or (ii) one or more payments in a series of substantially equal distributions (that include the 2009 RMDs) made at least annually and expected to last for the life (or life expectancy) of the Participant, the joint lives (or joint life expectancy) of the Participant and the Participant’s designated Beneficiary, or for a period of at least 10 years (“Extended 2009 RMDs”), will receive those distributions for 2009 unless the Participant or Beneficiary chooses not to receive such distributions. Participants and Beneficiaries described in the preceding sentence will be given the opportunity to elect to stop receiving the distributions described in the preceding sentence.  Solely for purposes of applying the Plan’s direct rollover provisions, 2009 RMDs and Extended 2009 RMDs will be treated as eligible rollover distributions.

ARTICLE 10

ADMINISTRATION

10.01           Appointment of Investment Committees.

(a)           The Investment Committee shall be the Plan Administrator and named fiduciary of the Plan.  The Investment Committee shall consist of not fewer than three members to be appointed by the Company’s Chief Executive Officer.  Each member of the Investment Committee may resign, or may be removed at any time by the Company’s Chief Executive Officer (with or without cause), and, in the event of the removal, death or resignation of any member, his or her successor shall be appointed by the Company’s Chief Executive Officer.  In the event a vacancy or vacancies shall occur on the Investment Committee, the remaining member or members shall act as the Investment Committee until the Company’s Chief Executive Officer fills such vacancy or vacancies.

(b)           No person shall be ineligible to be a member of the Investment Committee because he or she is, was or may become entitled to benefits under the Plan or because he or she is a director and/or officer of an Employer or Affiliated Company; provided, that no member of the Investment Committee shall participate in any determination by the Investment Committee relating specifically to his or her own benefits under the Plan.

(c)           The members of the Investment Committee shall serve without compensation for their services as such members.

10.02           Powers and Authority; Action Conclusive.  Except as otherwise expressly provided in the Plan or in the Trust Agreement:

(a)           The Plan Administrator shall be responsible for the administration of the Plan and shall have the exclusive right, responsibility and discretionary authority with respect to the construction, interpretation, application or administration of the Plan and eligibility for Plan benefits including, but not limited to, the discretionary power and authority to find facts in connection with any decision made hereunder.

(b)           The Plan Administrator shall be responsible for making appropriate provision for the investment and reinvestment of the Trust Fund and shall have the exclusive right, responsibility and authority with respect thereto.

(c)           The Plan Administrator shall have all powers necessary or helpful for the carrying out of its responsibilities, and the decisions or actions of the Plan Administrator in good faith in respect of any matter hereunder shall be final, conclusive and binding upon all parties concerned, including, without limitation, any and all Employees, Participants, Spouses, beneficiaries, heirs, distributees, estates, executors, administrators and assignees.  Any determination made by the Plan Administrator shall be given deference in the event it is subject to judicial review and shall be overturned only if it is arbitrary and capricious.

(d)           The Plan Administrator may delegate to one or more of its members the right to act on its behalf in any one or more matters connected with the administration of the Plan.

(e)           Without limiting the generality of the foregoing, the Plan Administrator shall have the power:

(i)           To make rules and regulations for the administration of the Plan which are not inconsistent with the terms and provisions of the Plan;

(ii)           To construe all terms, provisions, conditions and limitations of the Plan, or determine eligibility for benefits;

(iii)           To determine all questions arising out of or in connection with the provisions of the Plan or its administration in any and all cases in which the Plan Administrator deems such a determination advisable, including, without limitation, the power to resolve ambiguities, to rectify errors, and to supply omissions;

(iv)           To establish procedures for determining the validity of any Qualified Domestic Relations Order and for complying with any such valid order;

(v)           To establish investment policies, guidelines and objectives;

(vi)           To make all decisions with respect to the investment of Plan assets (except to the extent an investment manager has been appointed in accordance with the Plan);

(vii)           To direct the Trustee with respect to investing assets of the Plan (except to the extent an investment manager has been appointed in accordance with the Plan); and

(viii)           To appoint one or more investment managers, as defined in ERISA, to manage (including the power to acquire, invest and dispose of) any assets of the Plan and to review the performance of any investment manager appointed under the Plan.  Any investment manager appointed must meet the requirements set forth in ERISA Section 3(38).  Appointment or removal shall be made in an instrument signed on behalf of the Plan Administrator.  No appointment of an investment manager shall be effective until the appointee shall have acknowledged in a signed instrument delivered to the Plan Administrator that he or she is a fiduciary for purposes of ERISA with respect to the Plan.

The foregoing list of powers is not intended to be either complete or exclusive, and the Plan Administrator shall, in addition, have such powers as it may determine to be necessary for the performance of its duties under the Plan and the Trust Agreement.

10.03           Liability Limited and Indemnification.  Except as otherwise provided by law, no person who is a member of the Investment Committee or who is an employee, officer and/or director of an Employer or Affiliated Company, shall incur any liability whatsoever on account of any matter connected with or related to the Plan or the administration of the Plan, unless such person shall have acted in bad faith, or have willfully neglected his or her duties, in respect of the Plan.  The Company shall indemnify and save each such person harmless against any and all loss, liability, claim, damage, cost and expense which may arise by reason of, or be based upon, any matter connected with or related to the Plan or the administration of the Plan (including, but not limited to, any and all expenses whatsoever reasonably incurred in investigating, preparing or defending against any litigation, commenced or threatened, or in settlement of any such claim whatsoever) to the fullest extent permitted by the law.

10.04           Quorum and Voting; Procedures.  A majority of the members of the Investment Committee at the time in office shall constitute a quorum for the transaction of business.  The Investment Committee shall select from among its members a Chairperson and shall appoint (from its members or otherwise) a Secretary.  The Investment Committee may act by vote or consent of the majority of its members then in office and may establish its own procedures.  The Investment Committee may authorize any one or more of its members or the Secretary of the Investment Committee to sign and deliver any instrument, certificate or other paper or document on its behalf.

10.05           Subcommittees, Counsel and Agents.  The Investment Committee may appoint from its members such subcommittees (of one or more such members), with such powers, as The Investment Committee shall determine.  The Investment Committee may employ such counsel (including legal counsel, who may be counsel for an Employer or Affiliated Company) and agents and such clerical and other services as it may require in carrying out the provisions of the Plan, and may charge the fees, charges and costs resulting from such employment as an expense to the Company or to the Plan, to the extent permitted by law.  Unless otherwise required by law, persons employed by the Investment Committee as counsel, or as its agents or otherwise, may include members of the Investment Committee, or of the Chief Executive Officer of the Company or Boards of Directors of an Employer or Affiliated Company, or firms with which members of the Investment Committee or any of such Boards of Directors are associated as partners, employees or otherwise.  Persons serving on the Investment Committee or any such subcommittee shall be fully protected in acting or refraining from acting in accordance with the advice of legal or other counsel.

10.06           Designation of Other Fiduciaries.  The Chief Executive Office and the Investment Committee may designate in writing other persons to carry out a specified part or parts of its responsibilities hereunder (including the power to designate other persons to carry out a part of such designated responsibility).  Any such designation shall be accepted by the designated person, who shall acknowledge in writing that he or she is a fiduciary with respect to the Plan.

10.07           Reliance on Information.  The members of the Investment Committee and any Employer and Affiliated Company and their respective officers, directors and employees, shall be entitled to rely upon all tables, valuations, certificates, opinions and reports furnished by any actuary, accountant, trustee, insurance company, counsel, physician or other expert who shall be engaged by the Investment Committee, an Employer or Affiliated Company, and the members of the Investment Committee and any Employer and Affiliated Company and their respective officers, directors and employees, shall be fully protected in respect of any action taken or suffered by them in good faith in reliance thereon, and all action so taken or suffered shall be conclusive upon all persons affected thereby.

10.08           Instructions to Trustee.  The Plan Administrator shall provide appropriate written instructions in accordance with the Trust Agreement to enable the Trustee to make the distributions provided for in the Plan.

10.09           Fiduciaries.  The provisions of this Section 10.09 shall apply notwithstanding any contrary provisions of the Plan or Trust Agreement.

(a)           Named Fiduciaries.  The named fiduciaries under the Plan shall be (a) the Plan Administrator, which shall have authority to control and manage the operation and administration of the Plan.

(b)           Allocation of Fiduciary and Other Responsibilities.  The Plan Administrator shall have the right, which shall be exercised in accordance with the procedures set forth in the Plan or Trust Agreement for action by the Plan Administrator, to allocate responsibilities (fiduciary or otherwise), and the Plan Administrator shall have the right to designate persons other than the Plan Administrator to carry out responsibilities (fiduciary or otherwise) under the Plan.

(c)           Funding Policy.  The Plan Administrator shall establish and carry out, or cause to be established and carried out by those persons (including without limitation, any investment manager or trustee) to whom responsibility or authority therefore has been allocated or delegated in accordance with the Plan or Trust Agreement, a funding policy and method consistent with the objectives of the Plan and the requirements of ERISA.

(d)           Service in Multiple Capacities.  Any person or group of persons may serve in more than one fiduciary capacity with respect to the Plan.

(e)           Advisers.  The Plan Administrator, and any fiduciary designated by the Plan Administrator pursuant to paragraph (b) above to whom such power is granted, may employ one or more persons to render advice with regard to any responsibility such fiduciary has under the Plan.

(f)           Limitation of Liability.  Except to the extent otherwise provided by law or agreement, if any duty or responsibility of a named fiduciary has been allocated or delegated to any other person in accordance with any provision of the Plan or Trust Agreement, then such named fiduciary shall not be liable for any act or omission of such person in carrying out such duty or responsibility.

10.10           Genuineness of Documents.  The Plan Administrator, Employer and Affiliated Companies and their respective officers, directors and employees, shall be entitled to rely upon any notice, request, consent, letter or other document believed by them or any of them to be genuine, and to have been signed or sent by the proper person, and shall be fully protected in respect of any action taken or suffered by them in good faith in reliance thereon.

10.11           Proper Proof.  In any case in which an Employer or the Plan Administrator shall be required under the Plan to take action upon the occurrence of any event, they shall be under no obligation to take such action unless and until proper and satisfactory evidence of such occurrence shall have been received by them.

ARTICLE 11

CLAIMS REVIEW

11.01           Inquiries and Applications for Benefits

(a)           All inquiries concerning the Plan or present or future rights to benefits under the Plan and all applications for benefits under the Plan shall be submitted to the Plan Administrator in the form and manner prescribed by the Plan Administrator.  The Plan Administrator shall have the discretionary authority to grant or deny benefits under the Plan.  Benefits under the Plan will be paid only if the Plan Administrator decides in its discretion that the applicant is entitled to them.

(b)           If any Participant, Spouse or Beneficiary disagrees with the Plan Administrator’s response to such individual’s inquiry or application for benefits, the Participant, Spouse or Beneficiary shall notify the Plan Administrator in writing and shall request a review of such response. Any such notice shall be treated as a claim for benefits hereunder.

11.02           Denial of Claims

In the event that any claim for benefits is denied, in whole or in part, the Plan Administrator shall notify the claimant in writing of such denial and of the claimant’s right to a review thereof. Such written notice shall set forth, in a manner calculated to be understood by the claimant: the specific reason or reasons for the denial; specific reference to pertinent Plan provisions on which the denial is based; a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and an explanation of the Plan’s procedure for review of the denied or partially denied claim, including the claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review.

Such written notice shall be given to the claimant within 90 days after the Plan Administrator receives the claim, unless special circumstances require an extension of time, up to an additional 90 days, for processing the claim. If such an extension is required, written notice of the extension shall be furnished to the claimant prior to the end of the initial ninety-day period. Such notice of extension shall indicate the special circumstances requiring the extension of time and the date by which the Plan Administrator expects to render its decision on the claim for benefits.

11.03           Review of Denied Claims

(a)           Appeal Request. The Plan Administrator shall have the authority to act with respect to any appeal from a denial of a claim for benefits.

Any person whose claim for benefits is denied, in whole or in part, or such person’s duly authorized representative, may appeal from such denial by submitting a request for a review of the claim to the Plan Administrator within 60 days after receiving written notice of such denial from the Plan Administrator.  A claimant or the claimant’s authorized representative will have, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant’s claim for benefits (as determined by 29 CFR § 2560.503-1(m)(8)) and may submit written comments, documents, records and other information.  A request for review shall set forth all of the grounds on which it is based, all facts in support of the request and any other matters that the claimant deems pertinent. The Plan Administrator may require the claimant to submit such additional facts, documents or other material as it may deem necessary or appropriate in making its review.

(b)           Decision on Review. The Plan Administrator shall act on each request for review within 60 days after receipt thereof unless special circumstances require an extension of time, up to an additional 60 days, for processing the request. If such an extension is required, written notice of the extension shall be furnished to the claimant within the initial sixty-day period.  The Plan Administrator shall consider the claim, and all comments, documents, records and other information submitted by the claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

The Plan Administrator shall give prompt, written notice of its decision to the claimant.  In the event that the Plan Administrator affirms the denial of the claim for benefits, in whole or in part, such notice shall set forth, in a manner calculated to be understood by the claimant: the specific reason or reasons for the adverse determination; specific reference to pertinent Plan provisions on which the adverse determination is based; a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant’s claim for benefits (as determined by 29 CFR § 2560.503-1(m)(8)); and a statement describing any voluntary appeal procedures offered by the Plan and the claimant’s right to obtain the information about such procedures, as well as a statement of the claimant’s right to bring an action under ERISA section 502(a).

(c)           Rules and Procedures. The Plan Administrator shall establish such rules and procedures, consistent with the Plan and ERISA, as it may deem necessary or appropriate in carrying out its responsibilities under this Subsection. The Plan Administrator may require a claimant who wishes to submit additional information in connection with an appeal from the denial of benefits to do so at the claimant’s own expense.

11.04           Exhaustion of Remedies

No legal action for benefits under the Plan shall be brought unless and until the claimant:

(a)           Has submitted an inquiry or application for benefits in accordance with Section 11.01;

(b)           Has been notified by the Plan Administrator that the application is denied in accordance with Section 11.02;

(c)           Has filed a written request for a review of the inquiry or application in accordance with Section 11.03(a); and

(d)           Has been notified in writing that the Plan Administrator has affirmed the denial of the application in accordance with Section 11.03(b).

Notwithstanding the foregoing, any suit or legal action initiated by a claimant under the Plan must be brought by the claimant no later than one year following a final decision on the claim for benefits by the Plan Administrator.  The one-year limitation on suits for benefits will apply in any forum where a claimant initiates such suit or legal action.

ARTICLE 12

MANAGEMENT OF FUNDS

12.01           Trust Agreement

All the funds of the Plan shall be held by the Trustee appointed from time to time by the Company under a trust agreement adopted, or as amended, by the Company for use in providing the benefits of the Plan and paying its expenses not paid directly by the Employer. The Employer shall have no liability for the payment of benefits under the Plan or for the administration of the funds paid over to the Trustee.

12.02           Exclusive Benefit Rule

Except as otherwise provided in the Plan, no part of the corpus or income of the funds of the Plan shall be used for, or diverted to, purposes other than for the exclusive benefit of Participants and other persons entitled to benefits under the Plan and paying the expenses of the Plan not paid directly by the Employer. No person shall have any interest in, or right to, any part of the earnings of the funds of the Plan, or any right in, or to, any part of the assets held under the Plan, except as and to the extent expressly provided in the Plan.

ARTICLE 13

AMENDMENT, MERGER AND TERMINATION

13.01           Amendments

(a)           The Company reserves the right to amend this Plan at any time to take effect retroactively or otherwise, in any manner which it deems desirable including, but not by way of limitation, the right to increase or diminish contributions to be made by an Employer hereunder, to change or modify the method of allocation of its contributions, to change any provision relating to the distribution or payment, or both, of any assets of the Trust.  Each Employer that has adopted the Plan shall be deemed to have delegated authority to amend the Plan to the Company.  The Compensation Committee of the Company’s Board of Directors (the “Compensation Committee”) is authorized to exercise the Company’s authority under this Section.  Notwithstanding the foregoing, any officer of the Company is authorized to exercise the Company’s authority under this Section with respect to any amendment that (i) does not materially increase or decrease the cost to the Employers of providing benefits under the Plan, (ii) is necessary or desirable to comply with statutory and regulatory changes, or (iii) makes changes that simplify administration of the Plan.

(b)           The provisions of this Section are subject to the following restrictions:

(i)           Except as otherwise provided, no amendment shall operate to give the Employer any interest whatsoever in any funds or property held by the Trustee under the terms hereof, or to permit corpus or income of the Trust to be used for or diverted to purposes other than the exclusive benefit of the Participants and their beneficiaries.

(ii)           Except to the extent necessary to conform to the laws and regulations or to the extent permitted by any applicable law or regulation, no amendment shall operate either directly or indirectly to deprive any Participant of his or her nonforfeitable beneficial interest in his or her Accounts as they are constituted at the time of the amendment.

(iii)           No amendment shall change any vesting schedule unless each Participant who has completed three or more years of continuous service is permitted to elect to have the nonforfeitable percentage of his or her Accounts computed under the Plan without regard to such amendment.  The period for making such election shall commence no later than the date of the adoption of such amendment and shall expire no earlier than 60 days after the latest of the following dates: (A) the date the Plan amendment is adopted, (B) the date the Plan amendment becomes effective, or (C) the date the Participant is issued written notice of the Plan amendment by the Plan Administrator.  Notwithstanding the foregoing, no election need be offered to a Participant whose nonforfeitable percentage of his or her Accounts cannot at any time be lower than such percentage determined without regard to such amendment.

(iv)           Except as permitted by applicable law, no amendment shall eliminate or reduce an early retirement benefit or a retirement-type subsidy or eliminate an optional form of benefit.

13.02           Merger, Consolidation or Transfer

The Plan may not be merged or consolidated with, and its assets or liabilities may not be transferred to, any other plan unless each person entitled to benefits under the Plan would, if the resulting plan were then terminated, receive a benefit immediately after the merger, consolidation, or transfer that is equal to or greater than the benefit he or she would have been entitled to receive immediately before the merger, consolidation, or transfer if the Plan had then terminated.  In the event that a Participant ceases to be eligible to participate in the Plan, but becomes eligible to participate in another tax-qualified plan sponsored by the Company or an Affiliate, the Plan Administrator may direct, with or without the Participant’s consent, the transfer of the Participant’s Account to the other plan sponsored by the Company or Affiliate.

13.03           Participation by Affiliated Employers

(a)           The Company may extend the Plan to any Affiliated Employer.  Upon the Company’s extension of the Plan, such Affiliate shall become an “Employer.”

(b)           Each Employer to whom the Plan has been extended irrevocably gives and grants to the Company full and exclusive power conferred upon it by the terms of the Plan and Trust to take or refrain from taking any and all action which such Employer might otherwise take or refrain from taking with respect to the Plan, including sole and exclusive power to exercise, enforce or waive any rights whatsoever which such Employer might otherwise have with respect to the Trust, and each such Employer, by adopting this Plan, irrevocably appoints the Company its agent for such purposes.  Neither the Trustee nor the Plan Administrator nor any other person shall have any obligation to account to any such Employer or to follow the instructions of or otherwise deal with any such Employer, the intention being that all persons shall deal solely with the Company as if it were the sole company which had adopted this Plan.

(c)           Any Employer shall be deemed conclusively to have assented to any amendment of this Plan pursuant to Section 13.01 without the necessity of any affirmative action on the part of such Employer.

(d)           Any Employer may terminate this Plan with respect to its own employees by resolution of its board of directors, if authorized to do so by the Board of Directors of the Company, or any person so duly authorized by the Board of Directors of the Company.

(e)           Each Employer shall furnish information and maintain such records with respect to its Participants as called for hereunder, and its determinations and notifications with respect thereto shall have the same force and effect as comparable determinations by the Company with respect to its Participants.

(f)           If a Participant receives Compensation during a Plan Year from more than one Employer, the total amount of such Compensation shall be considered for the purposes of the Plan, and the respective Employers shall share in contributions to the Plan on account of said Participant based on the Compensation paid to such Participant by the Employer.

(g)           Each Employer shall pay such part of the Plan’s necessary expenses incurred in the administration of the Plan as the Company shall determine.

(h)           An Employer may with consent of the Board of Directors of the Company withdraw from the Plan by giving 60 days’ written notice of its intention to the Company and the Trustee, unless a shorter notice shall be agreed to by the Company.

(i)           If an Employer already maintains a defined contribution plan covering employees who will be covered by this Plan, such plan may be merged into this Plan.

13.04           Termination of Plan

(a)           The Company may terminate the Plan or completely discontinue contributions under the Plan for any reason at any time. In case of termination or partial termination of the Plan or complete discontinuance of Employer contributions to the Plan, the rights of affected Participants to their Accounts under the Plan as of the date of the termination or discontinuance shall be nonforfeitable. In the event of the Plan’s termination, the total amount in each Participant’s Accounts shall be distributed to him or her if permitted by law or continued in trust for his or her benefit, as the Plan Administrator shall direct.

(b)           Upon termination of the Plan, Participant Contributions, with earnings thereon, shall only be distributed to Participants if (i) neither the Employer nor an Affiliated Employer establishes or maintains an alternative defined contribution plan and (ii) payment is made to the Participants in the form of a lump sum distribution (as defined in Section 402(d)(4) of the Code, without regard to clauses (i) through (iv) of subparagraph (A), subparagraph (B), or subparagraph (F) thereof). For purposes of this paragraph, a “alternative defined contribution plan” is a defined contribution plan (other than an employee stock ownership plan as defined in Section 4975(e)(7) of the Code (“ESOP”) or a simplified employee pension as defined in Section 408(k) of the Code (“SEP”)) which exists at the time the Plan is terminated or within the twelve-month period beginning on the date all assets are distributed. However, in no event shall a defined contribution plan be deemed an alternative plan if fewer than two percent of the employees who are eligible to participate in the Plan at the time of its termination are or were eligible to participate under another defined contribution plan of the Employer or an Affiliated Employer (other than an ESOP or a SEP) at any time during the period beginning twelve (12) months before and ending twelve (12) months after the date of the Plan’s termination.

ARTICLE 14

GENERAL PROVISIONS

14.01           Nonalienation

Except as required by any applicable law, no benefit under the Plan shall in any manner be anticipated, assigned, or alienated, and any attempt to do so shall be void. However, payment shall be made in accordance with the provisions of any judgment, decree, or order that creates for, or assigns to, a Spouse, former Spouse, child or other dependent of a Participant the right to receive all or a portion of the Participant’s benefits under the Plan for the purpose of providing child support, alimony payments, or marital property rights to that Spouse, child, or dependent, is made pursuant to a State domestic relations law, does not require the Plan to provide any type of benefit, or any option, not otherwise provided under the Plan, and otherwise meets the requirements of ERISA Section 206(d), as amended, as a “qualified domestic relations order,” as determined by the Plan Administrator.

Notwithstanding anything herein to the contrary, the above shall not apply to an order or requirement to pay funds to the Plan arising under a judgment or conviction for a crime involving the Plan or under a civil judgment entered by a court in an action alleging a violation of Part 4 of ERISA to the extent permitted under Section 401(a)(13)(C) of the Code and ERISA Section 206(d)(4), or the creation, assignment or recognition of a right to any benefit payable with respect to a Participant pursuant to a domestic relations order which is determined by the Plan Administrator to be a qualified domestic relations order as defined in Section 414(p) of the Code and ERISA Section 206(d).

14.02           Plan Expenses

The Company or the Employer may, in its sole and absolute discretion, pay expenses authorized and incurred in the administration of the Plan, but is not required to do so.  Any such expenses not paid by the Company or the Employer shall be paid from the Trust Fund.

14.03           Conditions of Employment Not Affected by Plan

The establishment of the Plan shall not confer any legal rights upon any Employee or other person for a continuation of employment, nor shall it interfere with the rights of the Employer to discharge any Employee and to treat him or her without regard to the effect which that treatment might have upon him or her as a Participant or potential Participant of the Plan.

14.04           Facility of Payment

If the Plan Administrator shall find that a Participant or other person entitled to a benefit is unable to care for his or her affairs because of illness or accident or is a minor, the Plan Administrator may direct that any benefit due him or her, unless claim shall have been made for the benefit by a duly-appointed legal representative, be paid to his or her Spouse, a child, a parent, or other blood relative, or to a person with whom he or she resides. Any payment so made shall be a complete discharge of the liabilities of the Plan for that benefit.

Furthermore, if the Plan Administrator receives, on behalf of a Participant, a power of attorney with respect to such Participant valid under state law, the Plan Administrator shall comply with the instructions of the attorney-in-fact named therein to the extent that the Plan Administrator would comply with such instructions if given by the Participant and such instructions are consistent with the power of attorney.

14.05           Erroneous Allocation

Notwithstanding any provision of the Plan to the contrary, if a Participant’s Account is credited with an erroneous amount due to a mistake of fact or law, the Plan Administrator shall adjust such Account in such manner as it deems appropriate to correct the erroneous allocation.

14.06           Information

Each Participant, Beneficiary, or other person entitled to a benefit, before any benefit shall be payable to him or her or on his or her account under the Plan, shall file with the Plan Administrator the information that it shall require to establish his or her rights and benefits under the Plan.

14.07           Top-Heavy Provisions

(a)           The following definitions apply to the terms used in this Section:

(i)           “applicable determination date” means the last day of the later of the first Plan Year or the preceding Plan Year;

(ii)           “top-heavy ratio” means the ratio of (A) the value of the aggregate of the Accounts under the Plan for key employees to (B) the value of the aggregate of the Accounts under the Plan for all key employees and non-key employees;

(iii)           “key employee” means an Employee who is in a category of Employees determined in accordance with the provisions of Sections 416(i)(1) and (5) of the Code and any regulations thereunder, and where applicable, on the basis of the Employee’s Statutory Compensation from the Employer or an Affiliated Employer;

(iv)           “non-key employee” means any Employee who is not a key employee;

(v)           “applicable Valuation Date” means the Valuation Date coincident with or immediately preceding the last day of the first Plan Year or the preceding Plan Year, whichever is applicable;

(vi)           “required aggregation group” means any other qualified plan(s) of the Employer or an Affiliated Employer in which there are members who are key employees or which enable(s) the Plan to meet the requirements of Section 401(a)(4) or 410 of the Code; and “permissive aggregation group” means each plan in the required aggregation group and any other qualified plan(s) of the Employer or an Affiliated Employer in which all members are non-key employees, if the resulting aggregation group continues to meet the requirements of Sections 401(a)(4) and 410 of the Code.

(b)           For purposes of this Section, the Plan shall be a “top-heavy plan” with respect to any Plan Year if, as of the applicable determination date, the top-heavy ratio exceeds 60 percent. The top-heavy ratio shall be determined as of the applicable Valuation Date in accordance with Sections 416(g)(3) and 416(g)(4) of the Code and Article 5. For purposes of determining whether the Plan is top-heavy, the account balances under the Plan will be combined with the account balances or the present value of accrued benefits under each other plan in the required aggregation group and, in the Employer’s discretion, may be combined with the account balances or the present value of accrued benefits under any other qualified plan in the permissive aggregation group. Distributions made with respect to a Participant under the Plan during the five-year period ending on the applicable determination date shall be taken into account for purposes of determining the top-heavy ratio; distributions under plans that terminated within such five-year period shall also be taken into account if any such plan contained key employees and, therefore, would have been part of the required aggregation group.

(c)           An additional Employer contribution shall be allocated on behalf of each Participant (and each Employee eligible to become a Participant) who is a non-key employee and who has not severed his or her employment (within the meaning of Section 401(k)(2)(B)(i)(I) of the Code with all Employers and Affiliated Employers as of the last day of the Plan Year to the extent that the contributions made on his or her behalf under Sections 3.03 of the Plan for the Plan Year would otherwise be less than three percent of his or her Statutory Compensation. However, if the greatest percentage of Statutory Compensation contributed on behalf of a key employee under Sections 3.01, 3.02, and 3.03 for the Plan Year would be less than three percent, that lesser percentage shall be substituted for “three percent” in the preceding sentence. Notwithstanding the foregoing provisions of this Section 14.07 (no minimum contribution shall be made under the Plan with respect to a Participant (or an Employee eligible to become a Participant) if the required minimum benefit under Section 416(c)(1) of the Code is provided to him or her by any other qualified pension plan of the Employer or an Affiliated Employer.

14.08           Missing Persons

If the Plan Administrator is unable to locate a proper payee after taking reasonable steps to locate the payee after an Account becomes payable, the Plan Administrator may treat the balance in the Account as a forfeiture after two years following the date the benefit becomes payable.  However, if a claim for benefits is subsequently presented by a person entitled to a payment, the forfeited amount shall be reinstated to the Account upon verification of the claim.  Forfeitures restored under this Section shall be paid from current forfeitures, and if insufficient, from an additional Employer contribution.

14.09           Elections

Any elections, notifications, or designations made by a Participant pursuant to the provisions of the Plan shall be made in the form and manner prescribed by the Plan Administrator and in a time determined by the Plan Administrator under rules uniformly applicable to all Eligible Employees similarly situated. The Plan Administrator reserves the right to change from time to time the time and manner for making elections, notifications, and designations by Participants under the Plan if it determines after due deliberation that such action is justified in that it improves the administration of the Plan. In the event of a conflict between the provisions for making an election, notification, or designation set forth in the Plan and such new administrative procedures, those new administrative procedures shall prevail.

14.10           Construction

(a)           The Plan shall be construed, regulated, and administered under ERISA and the laws of the State of Illinois, except where ERISA controls.

(b)           The titles and headings of the Articles and Sections in the Plan are for convenience only. The text rather than the titles or headings shall control.

(c)           References herein to Articles or Sections are references to the Articles or Sections of the Plan document, unless otherwise indicated. The singular of words or phrases defined in the Plan shall include the plural, and the masculine of such terms shall include the feminine and neuter, and vice versa, as the context requires. In the Plan, “includes” or “including” shall mean “including, without limitation.” References herein to days, weeks, months, quarters and years are references to such periods as determined by the Julian calendar. References herein to statutes, laws, rules or regulations shall mean such statutes, laws, rules, or regulations as the same may from time to time be amended, modified or superseded.

IN WITNESS WHEREOF, DeVry Education Group Inc. by its duly authorized officer has caused the Plan to be executed on the 30th day of January, 2014.

By:	/s/ Donna Jennings
Donna Jennings

Title:	Senior Vice President, Human Resources